Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and among

ADDUS HEALTHCARE, INC.,

as the Purchaser,

and

MARGARET COFFEY

and

CAROL KOLAR,

as the Sellers,

and

SOUTH SHORE HOME HEALTH SERVICE INC.

and

ACARING HOME CARE, LLC,

as the Companies

Dated as of April 24, 2015

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-ii-

LIST OF ANNEXED DOCUMENTS
Annex I	Accounting Guidelines
Annex II	Sample Calculation of Net Working Capital
LIST OF EXHIBITS
Exhibit A	Sellers’ Knowledge and Companies’ Knowledge
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Membership Interest Transfer Agreement
Exhibit D	Form of Employment Agreement

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 24, 2015, is made and entered into by and among Addus HealthCare, Inc., an Illinois corporation (the “Purchaser”), Margaret Coffey and Carol Kolar (each a “Seller” and collectively, the “Sellers”), South Shore Home Health Service Inc., a New York corporation (“South Shore” or a “Company”), and Acaring Home Care, LLC, a New York limited liability company (“Acaring” or a “Company,” and together with South Shore, the “Companies”). The Purchaser, the Sellers and the Companies are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, South Shore operates a home health care business that serves the counties of Nassau, Suffolk, Queens and Westchester in the State of New York;

WHEREAS, Acaring performs various management services for South Shore;

WHEREAS, the Sellers own all of the issued and outstanding Equity Interests (as hereinafter defined) of the Companies; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Sellers, all of the issued and outstanding: (i) Equity Interests of South Shore, comprised of 100 Class A Voting Shares of South Shore, without par value, and 100 Class B Non-Voting Shares of South Shore, without par value (the “Shares”), and (ii) membership interests of Acaring (the “Membership Interests”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

The following terms, as used herein, have the following meanings:

“Accounting Guidelines” means the guidelines that are set forth on Annex I attached hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business” means the home health care business of South Shore and, with respect to Acaring, the provision of management services to South Shore.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

“Cash Balances” means cash and cash equivalents on hand or credited to any account with a financial institution.

“Closing Date Debt” means the Indebtedness of the Companies as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IT Systems” means all computer hardware, computer software, computer systems, telecommunications equipment, systems and services and Internet and intranet sites used in the each Company’s business.

“Contract” means any written or oral contract, Permit, term sheet, commitment, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

“Employee Benefit Plan” means all employee benefit plans under which the Sellers, the Companies or their ERISA Affiliates have any Liability, including secondary and contingent Liability, including (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option and other equity compensation plan or equity-based compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), fringe benefit plan, (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each employment, severance, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, disability, medical, dental or legal plan or agreement and (d) each other fringe benefit plan or employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employee/Contractor Advance” means any cash advance by either Company to any employee or contractor of either Company.

“Employment Laws” means all applicable Laws concerning or pertaining to employment, including any Laws governing or concerning labor, employment, employment practices, terms and conditions of employment, termination of employment, equal employment opportunity, nondiscrimination, harassment, retaliation, reasonable accommodation, immigration, wages, hours, benefits, collective bargaining, labor relations, occupational safety and health, workers compensation, unemployment compensation, affirmative action, temporary workers, Leased Workers, independent contractors (including the classification of individuals as employees or independent contractors), plant closings and layoffs, arbitration agreements, protection of employee data and personal information, employment Taxes and the withholding and payment of social security and other payroll Taxes.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, medical or infectious wastes or materials.

“Equity Interest” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“ERISA Affiliate” means, with respect to any Person, any entity that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with such Person as defined in Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Estimated Purchase Price” means $18,000,000, plus (a) the amount of the Cash Balances, plus (b) any Working Capital Excess in excess of $750,000.00 and minus (c) any Working Capital Deficiency.

“Federal Health Care Program” shall have the meaning given in 42 U.S.C. § 1320a-7b(f), as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, department, instrumentality, commission, including administrative or regulatory agencies of the United States government, any state government or any local government, other governmental authority or agency, domestic or foreign (including, without limitation, regulatory authorities, carriers, intermediaries or other instrumentalities administering Federal Health Care Programs and State Health Care Programs) or arbitrator.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by either Company is in any way governed by or subject to any applicable Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means, with respect to the Companies, (a) all indebtedness of the Companies for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business), including, without limitation, arising from loans, advances, letters of credit, surety bonds and obligations related thereto, (b) all obligations of the Companies for the deferred purchase price of assets, property or services, including with respect to any advance payments made by customers, other than (i) operating or other leases of property (except as set forth in (d)), (ii) trade payables and other non-ordinary course third party payables and (iii) accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business, (c) all obligations of the Companies evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments other than trade payables, accrued expenses and Liabilities to current and/or former employees incurred in the ordinary course of business, (d) all capital lease obligations of the Companies, (e) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (d) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness and (f) all Indebtedness of others of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by the Companies.

“Indemnified Taxes” means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally pursuant to a contract or other agreement entered (or assumed) by either Company on or prior to the Closing Date, shown as payable on a Tax Return, resulting from an adjustment or assessment by a Governmental Entity, or for any other reason and whether disputed or not):

a. All Taxes of either Company for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date, to the extent such Taxes were not included as a liability in the computation of Closing Net Working Capital, as finally determined;

b. All Taxes resulting from (i) a breach of a representation or warranty contained in Section 3.18 (Employee Benefits) or Section 3.21 (Taxes) (in each construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language), (ii) a breach of a covenant or other agreement of any Seller contained in this Agreement, including, without limitation, in Section 5.8, or (iii) a breach of a covenant or other agreement of any Company to be performed prior to the Closing Date; and

c. To the extent not governed by clause (a) above, all Taxes imposed as a result of any loss, reduction, disallowance or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (i) was received by any Company on or before the Closing Date or (ii) was included in the computation of Closing Net Working Capital, as finally determined.

“Indemnity Escrow Funds” means $1,350,000.

“Intellectual Property” means any trademark, service mark, trade dress, trade name and all goodwill associated with any of the foregoing, any mask work, invention, invention disclosure, patent, trade secret, knowhow or other proprietary information, work of authorship, software, copyright, database right, moral right, URL, domain name (including any registrations or applications for registration of any of the foregoing and all provisionals, continuations, continuations in part, divisionals, reissues, reexaminations, renewals and extensions thereof) or any other corresponding or similar type of proprietary intellectual property right throughout the world.

“Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge that could have been acquired by such Person after making such due inquiry and exercising such due diligence as a reasonable business person would have made or exercised in the management of his or her business affairs. When used in the case of either Company or either Seller, the term “Knowledge” shall include the Knowledge of those individuals set forth on Exhibit A.

“Law” means any law (both common and statutory law and civil and criminal law), regulation, treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, any statutory instrument, guidance note, circular, directive, decision, rule and regulation) or similar provision having the force of law or an Order.

“Leased Worker” means any contingent worker or worker provided by a staffing company, temporary employee agency, professional employer organization or similar entity.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, easement, reservation, cloud, servitude, right of way, option, right of first refusal, community property interest, equitable interest, restriction of any kind, conditional sale or other title retention agreement, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise, or other adverse claim of any kind in respect of such property or asset.

“LOI” means that certain Letter of Intent, dated February 6, 2015, among the Purchaser, the Companies and the Sellers.

“Losses” means the Purchaser Losses or the Seller Losses, as applicable.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, assets or Liabilities of either Company, other than as a result of (a) changes adversely affecting the United States economy in general and/or the homecare industry, (b) acts of war or terrorism, or the outbreak of hostilities or (c) changes in the Law or GAAP, except to the extent such changes affect a Company in a disproportionate manner as compared to comparable participants in the Company’s industry. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that, individually or in the aggregate, is or would be reasonably likely to prevent or materially delay the performance by either Company or either Seller of any of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby, other than as a result of (a) changes adversely affecting the United States economy in general and/or the homecare industry, (b) acts of war or terrorism, or the outbreak of hostilities or (c) changes in the Law or GAAP, except to the extent such changes affect a Company in a disproportionate manner as compared to comparable participants in the Company’s industry.

“New York Required Consent” means the final approval of the transactions contemplated by this Agreement by the New York State Public Health and Planning Council and the New York State Department of Health.

“Net Working Capital” means the total current assets (excluding cash) of the Companies minus the total current Liabilities of the Companies, determined in accordance with the Accounting Guidelines. A sample calculation of Net Working Capital is attached hereto as Annex II.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions, judicial, administrative or arbitral decisions, awards and orders and legally binding determinations of any Governmental Entity or self-regulatory organization.

“Payoff Letters” shall mean appropriate payoff letters, in form and substance satisfactory to Purchaser, providing for the repayment of all Indebtedness of the Companies immediately prior to the Closing Date (including all interest accrued thereon and all fees, charges or premiums associated therewith), which Payoff Letters shall (a) provide that upon payment of the amounts specified therein by the Companies or on their behalf to the parties entitled to such amounts on the Closing Date, any and all Liens in or upon any of the assets or properties of the Companies arising from or in connection with such Indebtedness will be forever satisfied, released and discharged, and such parties will take all actions necessary to effectuate the release of such Liens (including executing and delivering to Purchaser all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Entities), (b) provide for the filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge after such amounts have been paid as specified therein and (c) provide a complete and correct list of the applicable payees, the amount payable to each such payee and wire transfer instructions for each such payee.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including certificates of need, accreditations, Medicare and Medicaid enrollments and participations, state licenses, waivers and certification and safety certificates), exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title with respect to Real Property, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of such Real Property by either Company, (ii) have more than an immaterial effect on the value thereof or either Company’s use or (iii) would impair the ability of such Real Property to be sold for its present use.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means such term or like terms set forth in any Privacy Law that describes, covers or defines data that identifies or can be used to identify individuals or that is otherwise regulated, protected or covered by any Privacy Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” shall mean any Laws that relate to privacy, security, data protection and destruction, data breach notification or data transfer issues, including all implementing Laws, the Payment Card Industry Data Security Standard and all current and former privacy policies applicable to the Business.

“Proceedings” means actions, suits, claims, charges, complaints, litigations, arbitrations, hearings, inquiries, audits, reviews, investigations or examinations and civil, criminal, administrative, investigative, appellate or arbitration proceedings commenced, brought, conducted or heard by or before, or otherwise involving, any court, other Governmental Entity (whether judicial or administrative) or any arbitrator.

“Properties” means all of the assets and properties of the Companies, whether real property, personal property, mixed or contractual property interests, fixtures or other interests, whether tangible or intangible, whether owned, leased or licensed.

“Seller Expenses” means all fees, costs, charges, expenses and obligations unpaid on the Closing Date that are incurred by the Sellers or the Companies in contemplation of, in connection with or relating to the preparation for, and consummation of, the transactions contemplated by this Agreement, including, without limitation, the fees, costs, charges, expenses and obligations relating to or arising out of (a) the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, (b) professional services provided by the Sellers’ and the Companies’ bankers, counsel, consultants, accountants, advisors, agents and representatives, (c) any bonuses, success fees, severance payments, change of control payments and any other amounts payable to any Person by the Sellers or the Companies in connection with the consummation of the transactions contemplated by this Agreement (and all related employment Taxes incurred by the Companies) and (d) the Companies’ participation in the Health Care Providers Self-Insurance Trust.

“State Health Care Program” shall have the meaning given in 42 U.S.C. § 1320a-7(h), as amended and shall include without limitation the New York State Personal Care Services Program and Consumer Directed Personal Assistance Program.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Target Net Working Capital” means $3,000,000.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties, additions to tax or additional amounts associated therewith), including net income, capital gains, gross income, franchise, real property, personal property, unclaimed property, withholding, employment, payroll, social security, transfer, sales, use, excise, gross receipts, value added, net receipts, ad valorem, profits, license, capital, estimated, goods and services, severance, stamp, registration, recording, occupation, premium, environmental (including Code Section 59A), alternative or add-on, windfall profits and all other taxes of any kind whatsoever (whether estimated or not) imposed by any Governmental Entity, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity or third party.

“Working Capital Deficiency” means the amount of the excess of Target Net Working Capital over Estimated Net Working Capital, if any.

“Working Capital Excess” means the amount of the excess of Estimated Net Working Capital over Target Net Working Capital, if any.

Section 1.2. Other Definitions.

Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section

2014 Audited Financial Statements	5.15
20-Day Period	2.4(a)(ii)
Acaring	Preamble
Acaring Purchase Price Allocation Schedule	5.8(g)(ii)
Accountants’ Determination	2.4(a)(ii)
Agreement	Preamble
Arbitrating Accountants	2.4(a)(ii)
Auditor	5.14
Basket	8.5(a)
Breach	3.10(f)
Cap	8.5(a)
Closing	2.6
Closing Date	2.6
Closing Net Working Capital	2.4(a)(i)
Closing Statement	2.4(a)(i)
Companies	Preamble
Company	Preamble
Company Benefit Plans	3.18(a)
Company IP	3.14(a)
Employment Agreements	6.1(i)(vi)
Escrow Agreement	2.3(b)
Estimated Net Working Capital	2.2(b)
Excess Taxes	5.8(f)(vi)
Excess Tax Statement	5.8(f)(vi)
Final Purchase Price	2.4(a)(ii)
Financial Statements	3.6(a)
Fundamental Representations	8.4(a)
HITECH Act	3.10(a)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Interim Balance Sheet	3.6(a)
Latest Balance Sheet Date	3.6(a)
Leased Real Property	3.4(a)
Material Contracts	3.11(a)
Membership Interests	Preamble
Non-Compete Period	5.6(a)
Non-Competition Agreement	6.1(i)(vi)
Objection Notice	2.4(a)(ii)
Outside Date	7.1(c)
Owned Real Property	3.4(a)

Parties	Preamble
Partnership Returns	5.8(c)(i)
Party	Preamble
Pre-Closing Tax Returns	5.8(c)(i)
Protected Health Information	3.10(f)
Purchased Membership Interests	2.1
Purchased Shares	2.1
Purchase Price	2.2(a)
Purchaser	Preamble
Purchaser Ancillary Documents	4.2
Purchaser Indemnified Parties	8.1
Purchaser Losses	8.1
Purchaser Prepared Returns	5.8(c)(ii)
Real Property	3.4(a)
Real Property Leases	3.4(a)
Related Party Transactions	3.15
Released Persons	5.12(a)
Replenish Amount	2.4(b)(ii)
Representation Letter	5.14
Restricted Territory	5.6(a)
S Corporation Returns	5.8(c)(i)
Section 338(h)(10) Election	5.8(f)(i)
Section 338(h)(10) Forms	5.8(f)(ii)
Securities	2.1
Seller	Preamble
Sellers	Preamble
Seller Ancillary Documents	3.1(b)
Seller Indemnified Parties	8.2
Seller Losses	8.2
Seller Prepared Returns	5.8(c)(i)
Settlement Agreement	2.4(a)(ii)
Shares	Preamble
South Shore	Preamble
South Shore Purchase Price Allocation Schedule	5.8(f)(iv)
Statutory Representations	8.4(b)
Survival Period	8.4
Tax Contest	5.8(d)
Tax Incentive	3.21(h)
Transfer Taxes	5.8(b)
WARN	5.9(b)

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase of the Securities.

Upon the terms and subject to the conditions contained herein, at the Closing, the Sellers agree to sell to the Purchaser, free and clear of any and all Liens, and the Purchaser agrees to purchase from the Sellers, (a) the Shares owned by each Seller set forth opposite such Seller’s name on Schedule 2.1(a) hereto under the column heading “Shares” (the aggregate Shares so purchased from each Seller set forth on Schedule 2.1(a) hereto being the “Purchased Shares”) and (b) the Membership Interests owned by each Seller set forth opposite such Seller’s name on Schedule 2.1(b) hereto under the column heading “Membership Interests” (the aggregate Membership Interests so purchased from each Seller set forth on Schedule 2.1(b) hereto being the “Purchased Membership Interests,” and together with the Purchased Shares, the “Securities”).

Section 2.2. Purchase Price.

(a) The aggregate amount to be paid for the Securities shall be $18,000,000, plus (i) the positive amount (if any) of the Cash Balances, minus (ii) the positive amount (if any) by which the Target Net Working Capital exceeds the actual Net Working Capital (as of the close of business on the Closing Date), plus (iii) the positive amount (if any) by which the actual Net Working Capital (as of the close of business on the Closing Date) exceeds the Target Net Working Capital by more than $750,000 (the “Purchase Price”).

(b) Not later than three Business Days prior to the Closing Date, the Companies shall deliver to the Purchaser a statement setting forth (i) the Companies’ reasonable, good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”) and the Companies’ reasonable, good faith estimate of the Cash Balances, both as of the close of business on the Closing Date, and (ii) the Estimated Purchase Price. The Estimated Net Working Capital will be calculated in accordance with the Accounting Guidelines.

Section 2.3. Payment of Purchase Price.

(a) At the Closing, the Purchaser shall pay or cause to be paid to the Sellers an amount equal to (i) the Estimated Purchase Price minus (ii) the sum of (A) the Indemnity Escrow Funds, (B) the Closing Date Debt and (C) the aggregate amount of the Seller Expenses. The amount payable to each Seller pursuant to this Section 2.3(a) shall be allocated according to the percentage of the Securities allocable to each Seller as set forth on Schedule 2.3(a).

(b) At the Closing, the Purchaser shall deposit with the Escrow Agent the Indemnity Escrow Funds. The Indemnity Escrow Funds shall be governed by the terms of an escrow agreement to be entered into by and among the Purchaser, the Sellers and the Escrow Agent, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

(c) At the Closing, the Purchaser shall (i) on behalf of the Companies, cause the Closing Date Debt outstanding immediately prior to the Closing to be repaid in full to the party or parties entitled thereto pursuant to the Payoff Letters and (ii) on behalf of the Sellers, pay the Seller Expenses to the Persons entitled thereto pursuant to a schedule setting forth all Seller Expenses accrued but unpaid as of the Closing to be delivered by the Companies at least two Business Days prior to the Closing Date.

Notwithstanding the foregoing, under no circumstances shall the aggregate amount payable by the Purchaser pursuant to this Section 2.3 exceed the Estimated Purchase Price.

Section 2.4. Working Capital Adjustment.

(a) Post-Closing Adjustment.

(i) Within 90 days following the Closing Date, the Purchaser shall in good faith prepare and deliver to the Sellers a statement (the “Closing Statement”) setting forth the Net Working Capital (the “Closing Net Working Capital”) and Cash Balances, both as of the close of business on the Closing Date, and the resulting Purchase Price, specifying in reasonable detail such calculations.

(ii) Following receipt of the Closing Statement, the Sellers will be afforded a period of 20 Business Days (the “20-Day Period”) to review the Closing Statement. At or before the end of the 20-Day Period, the Sellers will either (A) accept the Closing Net Working Capital and Cash Balances, and the resulting Purchase Price, as set forth in the Closing Statement in its entirety or (B) deliver to the Purchaser a written notice (the “Objection Notice”) containing written explanation, setting forth in reasonable detail, those items in the Closing Statement that the Sellers dispute, in which case the items specifically identified by the Sellers shall be deemed in dispute. The failure by the Sellers to deliver the Objection Notice within the 20-Day Period shall constitute each Seller’s acceptance of the Closing Net Working Capital and Cash Balances, and the Purchase Price, as set forth in the Closing Statement. Each Seller may make inquiries of the Purchaser and its accountants and appropriate employees and have reasonable access to the Purchaser’s books and records regarding questions concerning, or disagreements with, the Closing Statement arising in the course of its review thereof, and the Purchaser shall use reasonable efforts to cause any such employees and accountants to cooperate with, respond to such inquiries and provide such requested information in a timely manner (subject to each Seller entering into any confidentiality and other agreements reasonably required by the accountants). If the Sellers deliver the Objection Notice within the 20-Day Period, then, within a further period of 20 Business Days from the end of the 20-Day Period, the Purchaser and the Sellers, and if desired, their accountants, will attempt to resolve in good faith any disputed items and reach a written agreement (the “Settlement Agreement”) with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to a certified public accounting firm mutually agreeable to the Parties (the “Arbitrating Accountants”), provided that if the Purchaser and the Sellers cannot agree on the Arbitrating Accountants, the Purchaser and the Sellers shall each nominate an accounting firm experienced in the healthcare industry and the nominated accounting firms shall choose a third accounting firm that shall serve as the Arbitrating Accountants and shall resolve such dispute. The fees and expenses of the Arbitrating Accountants shall be allocated between the Sellers, on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Arbitrating Accountants that is unsuccessfully disputed by each such Party (as finally determined by the Arbitrating Accountants) bears to the total amount of such disputed items so submitted. Such determination (the “Accountants’ Determination”) shall be (W) in writing, (X) furnished to the Sellers and the Purchaser as soon as practicable (and in no event later than 30 Business Days) after the items in dispute have been referred to the Arbitrating Accountants, (Y) made in accordance with the Accounting Guidelines and (Z) nonappealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. The Sellers and the Purchaser shall each be given the opportunity to make presentations to the Arbitrating Accountants. As used herein “Final Purchase Price” means the Purchase Price as ultimately determined in accordance with this Section 2.4(a)(ii).

(b) Payment of Adjustment. Within 30 days of the determination of the Final Purchase Price:

(i) if the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Closing Deficiency”), the Purchaser shall pay the Closing Deficiency to the Sellers, the amount payable to each Seller pursuant to this Section 2.4(b)(i) to be allocated according to the percentage of the Securities allocable to each Seller as set forth on Schedule 2.3(a);

(ii) if the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Closing Excess”), the Sellers shall be, jointly and severally, obligated to pay the Closing Excess to the Purchaser, which obligation shall be satisfied, at the Purchaser’s option, (A) from the Indemnity Escrow Funds, and the Sellers and the Purchaser shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay such amount to the Purchaser from the Indemnity Escrow Funds, or (B) by prompt payment to the Purchaser by wire transfer of immediately available funds to an account designated in writing by the Purchaser. To the extent any of the Sellers’ payment obligations under this Section 2.4(b) are satisfied out of the Indemnity Escrow Funds (such amount, the “Replenish Amount”), promptly, and in any event within 10 Business Days following such payment date, the Sellers shall be, jointly and severally, obligated to deliver to the Escrow Agent an amount equal to the Replenish Amount to replenish the Indemnity Escrow Funds; or

(iii) if the Estimated Purchase Price equals the Final Purchase Price, neither the Purchaser nor the Sellers shall owe any payment to the other pursuant to this Section 2.4.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.4(b) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.5. Withholding.

The Purchaser will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price) such amounts as the Purchaser (or any Affiliate thereof) is legally required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so withheld by the Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Section 2.6. Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur electronically at 10:00 a.m. New York time, as promptly as practicable, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in Section 6.1 and Section 6.2 (other than, but subject to satisfaction of, the conditions to be satisfied on the Closing Date) (the “Closing Date”). Subject to the provisions of Article VII of this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time determined pursuant to this Section 2.6 shall not result in the termination of this Agreement and shall not relieve any Party to this Agreement of any obligation under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS

The Companies and the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 3.1. Organization; Authorization.

(a) Each Company is duly organized, validly existing and in good standing under the Laws of its state of formation. Each Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or registration necessary. Schedule 3.1(a) contains a true and correct list of the only jurisdictions in which each Company is qualified or registered to do business as a foreign entity. The Sellers have heretofore made available to the Purchaser true, correct and complete copies of each Company’s organizational documents as currently in effect and each Company’s record books with respect to actions taken by such Company’s shareholders, members, managers, directors or officers, as applicable.

(b) The Companies and the Sellers have full power and authority and, in the case of each Seller, capacity to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”) and, subject to the procurement of the New York Required Consent, to perform their obligations under this Agreement and the Seller Ancillary Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Companies and the Sellers and the performance by the Companies and the Sellers of their obligations hereunder and under each Seller Ancillary Document to which such Person is a party and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each Company. The board of directors (or similar governing body) of each Company has approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which such Company is a party and the consummation of the transactions contemplated by this Agreement and by the Seller Ancillary Documents to which such Company is a party. This Agreement has been duly executed and delivered by the Companies and the Sellers and the Seller Ancillary Documents will be duly executed and delivered by the Companies and the Sellers, as the case may be, at Closing and each will constitute a valid and binding agreement of the Companies and the Sellers, as the case may be, enforceable against such Persons in accordance with their respective terms, subject to the procurement of the New York Required Consent and subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.2. Capitalization; Title to Securities.

(a) Schedule 3.2(a) sets forth, with respect to each Company, the number of its authorized Equity Interests, the number and class of Equity Interests thereof issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner. All of the outstanding Equity Interests of each Company were duly authorized for issuance, are validly issued, fully paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. Other than the Securities, there are no Equity Interests of either Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls, limited liability company interests or other Equity Interests or commitments of any character whatsoever to which either Company is a party or may be bound requiring the issuance or sale of any Equity Interest of either Company. There are no outstanding contractual obligations of either Company to repurchase, redeem or otherwise acquire any Equity Interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Equity Interests of either Company. Neither Company owns any Equity Interests in any Person.

(b) Each Seller listed on Schedule 3.2(a) is the lawful owner, of record and beneficially, of the Securities identified on Schedule 3.2(a) and has good, valid and marketable title to such Securities, free and clear of any Liens whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Each such Seller is not insolvent or the subject of any bankruptcy, reorganization or similar Proceeding. There are no outstanding Contracts or understandings between each such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of, or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Equity Interests of either Company and, except as contemplated by this Agreement, the Seller Ancillary Documents or the transactions specifically contemplated hereby and thereby, each such Seller has no right whatsoever to receive or acquire any Equity Interests of either Company. Each such Seller acquired the Securities identified on Schedule 3.2(a) in one or more transactions exempt from registration under the Securities Act and state securities and “blue sky” laws, and neither Company has violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any Securities.

(c) Upon consummation of the transactions contemplated by this Agreement, the Purchaser will have acquired all of the issued and outstanding Equity Interests of each Company free and clear of all Liens (other than those arising under applicable securities laws).

Section 3.3. Absence of Conflicts.

Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the organizational documents of the Company, (b) except as indicated on Schedule 3.3, any Contract or other instrument applicable to any Seller or any Company, (c) any Order to which any of the Sellers or any of the Companies is a party or by which any of the Sellers or any of the Companies is bound or (d) except as set forth on Schedule 3.3, any Permit, Law or Order applicable to any Seller or any Company.

Section 3.4. Real Property.

(a) Schedule 3.4(a) sets forth a complete and accurate list and description of (i) all of the owned real property in which either Company has an interest (together with all fixtures and improvements thereon, the “Owned Real Property”) and (ii) all of the leased real property (together with all fixtures and improvements thereon, the “Leased Real Property”) in which either Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”), including any requirement of consent of the lessor to consummate the transactions contemplated hereby. The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all of the real properties used or occupied by the Companies.

(b) With respect to the Real Property, except as set forth on Schedule 3.4(b):

(i) no portion thereof is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any public or quasi-public authority and, to the Knowledge of the Sellers and the Companies, there is no threatened condemnation or eminent domain Proceeding or other Proceeding with respect thereto;

(ii) the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used;

(iii) the Companies have delivered to the Purchaser a true and complete copy of each Real Property Lease, including all amendments, supplements and modifications thereto;

(iv) with respect to the Leased Real Property, each Company, as applicable, is the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases, each Real Property Lease is in writing, duly executed, in full force and effect and constitutes a valid and binding obligation of such Company enforceable in accordance with their respective terms and there does not exist under any such Real Property Lease any default by such Company or any event which with notice or lapse of time or both would constitute a default by such Company and, to the Knowledge of the Sellers and the Companies, no other party is in default under any Real Property Lease or has exercised any termination rights with respect thereto;

(v) each Company’s possession and quiet enjoyment of the rights and benefits granted it under the Real Property Leases have not been disturbed in any material respect and there are no known disputes with respect to the Real Property Leases;

(vi) no written notice of a material violation of any Law, or of any covenant, condition, easement or restriction affecting any Leased Real Property or relating to its use or occupancy has been received by any Company;

(vii) to the Knowledge of the Sellers and the Companies, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full;

(viii) none of the other parties to the Real Property Leases is an Affiliate of, or otherwise has any economic interest in, any Company;

(ix) neither Company has caused any work to be performed on or about the Leased Real Property within the six-month period prior to the date hereof that would legally entitle any Person to file or record any mechanic’s or materialmen’s lien, which claim remains unpaid;

(x) with respect to the Leased Real Property, to the Knowledge of the Sellers and the Companies, all licenses, Permits and approvals required for the occupancy and operation of the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and neither Company has received any written notice of violations in connection with such licenses, Permits and approvals;

(xi) neither Company’s leasehold interests in the Leased Real Property has been pledged, mortgaged, encumbered or subjected to a Lien (other than a Permitted Lien);

(xii) there are no Contracts, written or oral, to which either Company is a party, granting to any other party the right of use or occupancy of any portion of the Real Property; and

(xiii) there are no parties (other than the Companies) in possession of any portion of the Real Property.

Section 3.5. Title to Assets.

Except as set forth on Schedule 3.5, each Company has good, marketable and valid title to all of the Properties reflected in the Financial Statements as being owned by such Company, free and clear of all Liens. All equipment and other items of tangible personal property and assets used by each Company (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and (c) materially conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto, and the Sellers and the Companies have no Knowledge of any defects or problems with any of the equipment, other items of tangible personal property and assets, ordinary wear and tear excepted. No Person other than each Company owns any equipment or other tangible personal property or assets situated on the premises of such Company that are necessary to the operation of the business of such Company, except for the leased items that are subject to personal property leases. There are no developments affecting any of the Properties pending or, to the Knowledge of the Sellers and the Companies, threatened, that might materially detract from the value, materially interfere with any present or intended use or adversely affect the marketability of such Properties. The building, structures and equipment of each Company are sufficient for the continued conduct of the business of such Company after the date hereof in substantially the same manner as conducted prior to the date hereof.

Section 3.6. Financial Statements; Undisclosed Liabilities.

(a) Schedule 3.6(a) contains true, correct and complete copies of (i) an unaudited consolidated balance sheet of each Company as of December 31, 2014 and the related unaudited consolidated statements of income, changes in stockholder’s equity or member’s equity, as applicable, and cash flow for the twelve months then ended, including in each case the notes thereto, (ii) an audited consolidated balance sheet of each Company as of December 31, 2013, and the related audited consolidated statements of income, changes in stockholder’s equity or member’s equity, as applicable, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon of Owen Petersen & Co., LLP, independent certified public accountants, and (iii) an unaudited consolidated balance sheet of each Company (the “Interim Balance Sheet”) as of February 28, 2015 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, changes in stockholder’s equity or member’s equity, as applicable, and cash flow for the two months then ended, including in each case the notes thereto (clauses (i), (ii) and (iii) collectively, the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations, changes in stockholder’s equity or member’s equity, as applicable, and cash flow of each Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). No financial statements of any Person other than those of the Companies are required by GAAP to be included in the consolidated financial statements of either Company.

(b) Except as set forth on Schedule 3.6(b), neither Company has any Liabilities, except for (i) Liabilities on the Interim Balance Sheet, (ii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (provided that there is no such Liability that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit or any Proceeding, in each case as in effect on or before the date hereof) and (iii) Liabilities arising under this Agreement. Neither Company has, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person. The reserves reflected on the Interim Balance Sheet for Liabilities have been established in accordance with GAAP consistently applied in accordance with past practices throughout the periods covered thereby.

Section 3.7. Absence of Certain Changes.

Except as set forth on Schedule 3.7, since December 31, 2014, there has not been (a) to the Knowledge of the Sellers and the Companies, any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of either Company, whether or not covered by insurance, (c) any sale, transfer, license, pledge, mortgage or other disposal of tangible or intangible assets of either Company, (d) any violation by any of the Sellers or any of the Companies of any Laws related to any Federal Health Care Program or State Health Care Program, (e) any change in any of the accounting (and Tax accounting) policies, practices or procedures of either Company or (f) any Contract entered into for either Company to take any of the actions specified in this Section 3.7.

Section 3.8. Legal Proceedings.

(a) Except as set forth in Schedule 3.8(a), there are no Proceedings pending or, to the Knowledge of the Sellers and the Companies, threatened against, relating to or involving any Company. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of all material documents and correspondence relating to such matters required to be referred to in Schedule 3.8(a).

(b) There are no Proceedings that (i) resulted in any criminal or civil sanctions or (ii) within the last three years resulted in any payments, in each case by or against either Company or any of its respective officers, directors or managers (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 3.9. Compliance with Laws.

Each Company is (and has been at all times during the past five years) in material compliance with all Laws and Orders applicable to such Company. Except as set forth on Schedule 3.9, since January 1, 2010, each Company, (a) has not been charged with, and, to the Knowledge of the Sellers and the Companies, is not now under investigation with respect to, a violation of any applicable Law, Order or other requirement of a Governmental Entity, (b) has not been a party to or bound by any Order and (c) has filed all reports required to be filed with any Governmental Entity or third party payer and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws and third party payer regulations and procedures.

Section 3.10. Compliance with Health Care Laws.

(a) Each Company is (and has been at all times during the past five years) in material compliance with (i) the False Statements Statute (18 U.S.C. §1001), the Criminal False Claims Statute (18 U.S.C. §287), the Civil False Claims Act (31 U.S.C. §3729), the Medicare and Medicaid Civil Monetary Penalties Act (42 U.S.C. §1320a-7a), the Medicare and Medicaid Patent Protection Act of 1987 (42 U.S.C. §1320a-7b), the Stark Law (42 U.S.C. §1395nn), the Medicare and Medicaid Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), HIPAA, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), any and all regulations promulgated under any of the foregoing and all similar state statutes in all of the states in which such Company operates, (ii) any Law prohibiting the making of any false statement or misrepresentation of material facts to any Governmental Entity that administers a federal or state healthcare program (including, but not limited to, Medicare and Medicaid), (iii) any Law, manual provision or administrative interpretation regarding coding, billing or reimbursement for healthcare services payable by a state, federal or private healthcare program or the licensure, certification or registration requirements of healthcare facilities, services or equipment, (iv) any state certificate of need or similar Law governing the establishment of healthcare facilities or services or the making of healthcare capital expenditures, (v) any state Law relating to fee-splitting or the corporate practice of medicine, (vi) any state Law prohibiting physician self-referral or state anti-kickback Law, (vii) any Law relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state healthcare program, (viii) any federal or state Law relating to the interference with or obstruction of any investigation into any criminal offense or other violation of Law, (ix) any Law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance, (x) any state Law related to the protection and/or privacy of patient data and (xi) any other healthcare regulatory program or Law applicable to the Business including, without limitation, the Public Health Law and Social Services Law of the State of New York.

(b) Schedule 3.10 hereto lists all required cost reports and other submissions and filings (other than claims for payments) with respect to Medicaid and Medicare or other third party payments to each Company, and the last year for which such cost reports or other submissions or filings have been audited by any Governmental Entity or other third party payor (and all disallowances and retroactive rate adjustments thereon settled, paid or otherwise recouped). All such cost reports and other submissions and filings were complete and accurate in all material respects and were prepared in accordance with the requirements of the Medicaid program, the Medicare program or the other third party payors, as applicable.

(c) No third party payor (including, without limitation, Medicare or Medicaid) has asserted any liability against any Company that has not been settled or paid, excepting payables due in the ordinary course of business. To the Knowledge of the Sellers and the Companies, there is no pending audit or any pending or threatened audit assessment or retroactive rate adjustment against either Company, and no basis therefor, and, if any such audit assessment or retroactive rate adjustment is so asserted, it will be promptly paid or otherwise satisfied by the Companies and will have no Material Adverse Effect. Neither Company is subject to any other pending or, to the Knowledge of the Sellers and the Companies, threatened investigation or inquiry by any Governmental Entity.

(d) Schedule 3.10 hereto also contains a complete and correct list of all agreements, arrangements and other relationships of each Company currently in effect, or in effect at any time during the past five years, with Persons who refer or have referred to or otherwise generate or have generated business for such Company (including, without limitation, sales representatives and referring health care providers).

(e) To the Knowledge of the Sellers and the Companies, no referring physician, chiropractor, podiatrist, dentist, nurse or other licensed health professional currently has, or has had at any time after July 1, 2010, an ownership interest in or otherwise has or had a financial relationship with either Company.

(f) Each Company is in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and the HITECH Act and any comparable state Laws. Each Company has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act. Schedule 3.10 hereto contains a complete and correct list of all policies, programs and notices that each Company has enacted to comply with 45 C.F.R. Part 160 and Part 164, Subparts A, C and E, including, but not limited to, notices of privacy practices, breach notification policies, security policies and business associate agreements, copies of which have been supplied to the Purchaser. Neither Company has received any communication from any Person that alleges that such Company is not in compliance with the HIPAA privacy and security standards or the HITECH Act. To the Knowledge of the Sellers and the Companies, (i) no Breach has occurred with respect to any unsecured Protected Health Information maintained by or for a Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D and (ii) no information security or privacy breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 3.10, “Breach” means a breach of unsecured Protected

Health Information as defined in 45 C.F.R. §164.402, and “Protected Health Information” means individually identifiable health information defined as “protected health information” under 45 C.F.R. §160.103.

Section 3.11. Material Contracts.

(a) Schedule 3.11 sets forth a true, correct and complete list of the following Contracts to which any Company is a party or is bound or to which any Seller is a party with respect to each Company (collectively, the “Material Contracts”):

(i) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to the borrowing of money;

(ii) any Contract with Governmental Entities and any subcontract as to a Contract with Government Governmental Entities;

(iii) any Real Property Lease or other lease or license involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(iv) any Contract that limits or restricts either Company or any of its respective officers or employees from engaging in any business in any jurisdiction;

(v) any franchising or licensing agreement;

(vi) any Contract relating to Intellectual Property or Company IT Systems;

(vii) any Contract with, or obligation that involves, any independent contractor, consultant or Leased Worker of either Company;

(viii) any employment agreement, severance agreement, retention agreement, change in control agreement or collective bargaining agreement;

(ix) any Contract for capital expenditures or the acquisition or construction of fixed assets;

(x) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi) any Contract granting any Person a Lien on all or any part of any of the assets of either Company or the Securities;

(xii) any Contract for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xiii) any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire the Securities or any assets;

(xiv) any Contract with any agent, distributor, representative or sales or marketing agreement that is not terminable without penalty on 30 calendar days’ or less notice;

(xv) any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xvi) any Contract providing for the indemnification or holding harmless of any officer, director, manager, shareholder, member, employee or other Person;

(xvii) any joint venture or partnership Contract;

(xviii) any customer Contract for the provision of goods or services by either Company, including with any third party payor;

(xix) any outstanding power of attorney empowering any Person to act on behalf of either Company; and

(xx) all existing Contracts and commitments (other than those described in subparagraphs (i) through (xix) of this Section 3.11) to which any of the Companies or any of the Sellers is a party with respect to either Company or by which any of such Company’s assets are bound involving an annual commitment or annual payment to or from such Company that is material to such Company.

(b) True, correct and complete copies of all Material Contracts have been made available to the Purchaser. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Company and with respect to each other party to such Material Contracts. There are no (i) existing defaults or breaches by the Companies under any Material Contract (or events or conditions that, with notice or lapse of time or both, would constitute such a default or breach), (ii) to the Knowledge of the Sellers and the Companies, existing defaults or breaches by the other contracting parties under any Material Contract (or events or conditions that, with notice or lapse of time or both, would constitute such a default or breach), (iii) actual or, to the Knowledge of the Sellers and the Companies, threatened termination, cancellation or limitation of any Material Contract or (iv) pending or, to the Knowledge of the Sellers and the Companies, threatened bankruptcy, insolvency or similar proceeding with respect to any party to such Material Contracts. Neither any Seller nor any Company is participating in any discussions or negotiations regarding modification of or amendment to any Material Contract or entry in any new Material Contract.

Section 3.12. Insurance Policies.

(a) Schedule 3.12(a) contains a complete and correct list of all insurance policies relating to each Company carried by or for the benefit of such Company, specifying the insurer,

policy number, amount and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue pursuant to the terms of each policy. Each Company maintains insurance with reputable insurers against those risks and in such amounts as required by the State of New York or any Federal Health Care Program. All insurance policies and bonds with respect to each Company and its assets are in full force and effect and will be maintained by such Company in full force and effect as they apply to any matter, action or event relating to such Company occurring through the Closing Date, and neither Company has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years. Except as set forth on Schedule 3.12(a), there is no claim by either Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and each Company has otherwise complied materially with the terms and conditions of all such policies and bonds. To the Knowledge of the Sellers and the Companies, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

(b) Schedule 3.12(b) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, professional liability, workers compensation, health and other material forms of insurance required to be held by each Company pursuant to any Contract with a customer, vendor, payor or supplier.

Section 3.13. Environmental, Health and Safety Matters.

Except as set forth in Schedule 3.13:

(a) each Company possesses, and is in material compliance with, all Permits and has filed all notices that are required under Environmental Laws, Federal Health Care Programs and State Health Care Programs, and each Company is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law issued, entered, promulgated or approved thereunder;

(b) there are no Liabilities arising in connection with or in any way relating to either Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, except to the extent that any such Liability has arisen as a result of any act or omission of any Person other than a Company and as to which the Companies have no Knowledge, and, to the Knowledge of the Sellers and the Companies, there are no facts, events, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability;

(c) no notice, notification, demand, request for information, citation, summons or Order has been received and, to the Knowledge of the Sellers and the Companies, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to the Knowledge of the Sellers and the Companies, threatened by any Governmental Entity or other Person with respect to any matters relating to either Company and relating to or arising out of any Environmental Law;

(d) neither Company is subject to any Liability, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of either Company, or any of the employees, agents or representatives or arising out of the ownership, use, control or operation by either Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by either Company) from which any Hazardous Materials were released into the environment, except to the extent that any such Liability has arisen as a result of any act or omission of any Person other than a Company and as to which the Companies have no Knowledge (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air);

(e) neither Company has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws in all material respects, and, to the Knowledge of the Sellers and the Companies, no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by either Company; and

(f) For purposes of this Section 3.13, the term “Company” (or any derivative thereof) shall include any entity that is, in whole or in part, a predecessor of either Company.

Section 3.14. Intellectual Property.

(a) Schedule 3.14(a) sets forth a true and correct list of all Intellectual Property owned or used by the Companies (the “Company IP”) and the jurisdictions where each is registered (if any). The Companies have good and marketable title to or possess adequate licenses or other valid rights to use the Company IP, free and clear of all Liens, excepting the Permitted Liens, and have paid all maintenance fees, renewals or expenses related to such Company IP. To the Knowledge of the Sellers and the Companies, each item of Company IP is valid and enforceable. The Companies have taken commercially reasonable precautions to protect the confidentiality of material trade secrets used in connection with the business of each Company as currently conducted.

(b) Neither the use of the Company IP nor the conduct of the Business in accordance with either Company’s past practices, or any current or former product or service of either Company, misappropriates, infringes upon or otherwise violates any Intellectual Property rights of any third party. None of the Company IP is subject to any outstanding Order or agreement that restricts the rights of the Companies to transfer, use, enforce or license Company IP. No party has filed a claim or, to the Knowledge of the Sellers and the Companies, threatened to file a claim against either Company alleging that such Company has violated, infringed on or otherwise violated the Intellectual Property rights of such party. To the Knowledge of the Companies, no third party has infringed or is infringing any Intellectual Property right held by the Companies.

(c) The Companies are in material compliance with their obligations under the terms of any agreement pursuant to which any Company has rights in any Company IP, and neither Company or, to the Knowledge of the Companies, any third party, is in default under such agreement. The Companies have not granted to any third party any license or right to the commercial use of any of the Company IP.

(d) To the extent any passwords are used in the conduct of the Business, whether internally or by users of Products, each Company maintains accurate records and logs of such passwords and such records and logs will be available to Purchaser at Closing.

(e) Each Company is currently conducting its business in accordance with applicable Privacy Laws, and has conducted its business in material compliance with such Privacy Laws, since and to the extent the same first became applicable to it. No Personal Information has been (i) collected by either Company in violation of any Privacy Laws or (ii) transferred or disclosed by either Company to third parties in violation of any Privacy Laws. Neither Company has received a written complaint regarding the collection, use, processing, storage or disclosure of Personal Information or, to the Knowledge of the Sellers and the Companies, experienced any material breach of security or other unauthorized access by third parties to any trade secrets or confidential information, including any Personal Information in the possession, custody or control of either Company or any of its respective service providers.

(f) The Company IT Systems that are necessary for or material to the conduct of each Company’s business are in good working condition and reasonably sufficient for the existing needs of each Company and have commercially reasonable security, back-ups and disaster recovery arrangements in place. To the Knowledge of the Companies, the Company IT Systems have not suffered any material failure or security breach within the past five years.

(g) The transactions contemplated by this Agreement will not have an adverse effect on either Company’s right, title or interest in and to any Company IP, and all such Company IP shall be owned or available for use by the Companies on identical terms and conditions immediately following the Closing, without payment of any additional fees.

(h) The Company IT Systems are under the ownership or control of, and are entitled to be used by, as applicable, each Company.

Section 3.15. Transactions with Affiliates.

Except as set forth on Schedule 3.15, no officer, director, shareholder, manager or member, as applicable, of either Company, or any Person with whom any such officer, director, shareholder, manager or member has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former

Affiliate of either Company has any interest in (a) any Contract, arrangement or understanding with, or relating to, either Company, (b) any loan, arrangement, understanding or Contract for or relating to either Company or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by either Company (the “Related Party Transactions”).

Section 3.16. Payor Relations.

Schedule 3.16 contains a true and complete list of the name and address of those payors of each Company that, on a consolidated basis, constitute 10% or more of either Company’s gross revenue (including, without limitation, private insurers, hospitals, clinics, agencies, Medicare and Medicaid) and the amount of gross revenue attributable to such payor based on revenue on the income statement included in the Financial Statements for the two-month period ended on the Latest Balance Sheet Date, and since the Latest Balance Sheet Date no such payor has terminated its relationship with or adversely curtailed its payments to either Company or communicated to either Company (for any reason) its intention to so terminate its relationship or curtail its payments.

Section 3.17. Employees; Labor Relations.

(a) Schedule 3.17(a) contains a true and complete list of all of the employees of each Company other than Field Staff as of the date of this Agreement, specifying for each such Person, as applicable, the (i) annual salary, hourly wages and bonuses, (ii) position or service provided and (iii) start date, length of service, with an appropriate notation next to the name of any individual on such list who is subject to any Contract or any other written document relating to the terms and conditions of employment of such employee. Schedule 3.17(a) further contains a true and complete copy of a summary of all payments made to South Shore Field Staff in 2014. Neither Company utilizes or contracts with, or has utilized or has contracted with in the past three years, any independent contractor or consultant with respect to the provision of homecare services. Neither Company has made any written or oral commitment to any individual with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(b) Neither Company is delinquent in payments to any employee or Leased Worker for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by such Person to date or amounts required to be reimbursed to such Person. There are no Employee Advances outstanding.

(c) Neither the employees of either Company, nor any Leased Worker of either Company, have been, and currently are, represented by any labor organization with respect to their employment at either Company or affecting their provision of services to either Company. Neither Company has been, and is not a party to or bound by, and its operations are not subject to, any collective bargaining agreement. To the Knowledge of the Sellers and the Companies, no union organizing campaign or other attempt to organize or establish a labor organization involving or representing employees of either Company, or otherwise affecting terms and conditions for any Leased Workers providing services to either Company, has occurred, is in progress or is threatened. There is no pending or, to the Knowledge of the Sellers and the Companies, threatened petition, demand for recognition or other application for certification as a collective bargaining representative for any bargaining unit of employees or otherwise against or affecting either Company. To the Knowledge of the Sellers and the Companies, there is no labor strike, lockout, material dispute, grievance, picketing, work slowdown or work stoppage pending or threatened against, involving or affecting either Company and, to the Knowledge of the Sellers and the Companies, no event has occurred that could reasonably be expected to give rise to any such labor strike, lockout, material dispute, grievance, work slowdown, picketing or work stoppage.

(d) Except as set forth on Schedule 3.17(d), there are no Proceedings pending against either Company relating to any alleged violation of any Employment Laws. Except as set forth on Schedule 3.17(d), no workers’ compensation or workers’ compensation retaliation claim, complaint, charge or investigation is pending against either Company, and each Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(e) Each Company is in material compliance with all applicable Employment Laws and all Contracts governing or concerning terms or conditions of employment and Leased Workers.

(f) Since January 1, 2010, neither Company has received a claim from any Governmental Entity to the effect that such Company has improperly classified any employee as an independent contractor or to the effect that such Company has improperly classified as exempt from overtime or minimum wages any employee who is non-exempt. Each Company is in material compliance with each applicable Law and has correctly characterized each of its service providers as either an employee or an independent contractor and is and has correctly, in compliance in all material respects with each applicable Law, characterized each of its employees as exempt or non-exempt from wage and hour requirements.

(g) Except as set forth on Schedule 3.17(g), neither Company is a government contractor or subcontractor on government contracts obligated to have an affirmative action plan. For each Contract listed on Schedule 3.17(g), the applicable Company is, and has been within the past three years, in material compliance with all affirmative action requirements of such Contracts and any applicable Law.

(h) Neither Company has effectuated or been involved with any plant closing or mass layoff during the past three years that could implicate any applicable Law requiring notice of plant closing or layoff, including WARN.

Section 3.18. Employee Benefits.

(a) Schedule 3.18(a) contains a correct and complete list of each Company’s Employee Benefit Plans (collectively, the “Company Benefit Plans”) (i) that cover any employees, contract employees or former employees of such Company or any beneficiaries thereof (A) that are maintained, sponsored or contributed to by such Company or (B) with respect to which such Company is obligated to contribute or has any actual or potential Liability at any time during the six-year period ending on the Closing Date or (ii) with respect to which such Company has any actual or potential Liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of such Company.

(b) Except as set forth on Schedule 3.18(b), with respect to each Company Benefit Plan:

(i) all required, declared or discretionary (in accordance with historical practices), payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been properly paid or properly accrued on the Financial Statements or, with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of each Company and all amounts withheld from employees have been timely deposited into the appropriate trust or account;

(ii) no Proceedings (other than routine claims for benefits) are pending or, to the Knowledge of the Sellers and the Companies, threatened, against or relating to any Company Benefit Plan or any fiduciary thereof, and, to the Knowledge of the Sellers and the Companies, there is no basis for any such Proceeding against any Company Benefit Plan;

(iii) except as may be required under Laws of general application, no Company Benefit Plan obligates either Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

(iv) neither either Company nor any of their respective ERISA Affiliates is or has ever maintained, established, sponsored, participated in, contributed to, been obligated to contribute to or otherwise incurred any obligations or Liability (including any contingent Liability) with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code, whether or not subject to the Code) or a “defined benefit pension plan” (as defined in Section 3(35) of ERISA), and no event or fact exists that could give rise to any Liability to either Company or any of their respective ERISA Affiliates under Title IV or Section 412 of the Code;

(v) neither Company nor any ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA and none of the Companies nor any ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Benefit Plan or any related trust or any Company or any Person that either Company has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and

(vi) neither Company has made or agreed to make, and is not required to make (in order to bring any Company Benefit Plan into compliance with ERISA, the Code or any applicable Law), any changes in benefits that would materially increase the costs of maintaining any Company Benefit Plan.

(c) Except as set forth on Schedule 3.18(c), with respect to each Company Benefit Plan:

(i) such Company Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure); and

(ii) any Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code meets all requirements for qualification under Section 401(a) of the Code and the regulations thereunder. With respect to each such qualified Company Benefit Plan, the IRS has issued either (A) a favorable determination or (B) a favorable opinion letter if such Company Benefit Plan is a prototype plan, and, to the Knowledge of the Companies, no matter exists that would adversely affect the qualified status of such Company Benefit Plan and any related trust.

(d) With respect to each Company Benefit Plan set forth in Schedule 3.18(a), the Companies have provided the Purchaser with true, correct and complete copies of (i) all documents and any amendments thereto (or in the event the Company Benefit Plan is not written, a written description thereof) pursuant to which each Company Benefit Plan is maintained and administered (including the summary plan description for each Company Benefit Plan for which a summary plan description is required and each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan), (ii) the three most recent annual reports (Form 5500 and attachments) and financial statements therefor, (iii) all governmental rulings, determinations and opinions (and pending requests therefor), (iv) any correspondence from a Governmental Entity with respect to any matter that remains unresolved, or any matter that resulted in the imposition of Liability on either Company or its ERISA Affiliates, and (v) the most recent determination letter or opinion letter received from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code. The foregoing documents accurately reflect all of the terms of such Company Benefit Plans (including, without limitation, any agreement or provision that would limit the ability of either Company to make any prospective amendments or to terminate any Company Benefit Plan).

(e) Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder. No compensation payable by either Company has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.

(f) Except as set forth in Schedule 3.18(f), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or manager, as applicable, of either Company to any retirement, severance, change in control, unemployment compensation or any other payment, bonus or enhanced or accelerated benefit (including any lapse of repurchase rights or obligations with respect to any equity plans or other benefit under any compensation plan or arrangement of the Companies or the Sellers or its or their respective Affiliates), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or manager, as applicable, or result in any limitation on the right of either Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Benefit Plan.

Section 3.19. Permits.

Except as set forth on Schedule 3.19, each Company has all Permits necessary for its operations, such Permits are in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or, to the Knowledge of the Sellers and the Companies, threatened to revoke or limit any thereof. Each Company has taken all necessary action to maintain each Permit. Schedule 3.19 contains a true, correct and complete list of all such Permits under which such Company is operating or bound, and each Company has furnished or made available to the Purchaser true, correct and complete copies of the Permits set forth on Schedule 3.19. To the Knowledge of the Sellers and the Companies, there is no proposed change in any applicable Law that would require either Company to obtain any Permits not set forth on Schedule 3.19. Except as set forth on Schedule 3.19, none of the Permits set forth on Schedule 3.19 shall be adversely affected as a result of the Companies’ or the Sellers’ execution and delivery of, or the performance of their obligations under, this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20. Brokers.

Except as set forth on Schedule 3.20 (which constitute Seller Expenses), neither the Companies nor the Sellers, nor any officer, shareholder, director, member, manager or employee of the Companies or the Sellers or any Affiliate of the Companies or the Sellers, have employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 3.21. Taxes.

(a) Each Company has complied in all material respects with all Tax Laws and has duly and timely filed all Tax Returns required by applicable Law to be filed. All such Tax Returns are true, correct, and complete in all material respects. All Taxes shown as payable on such Tax Returns have been timely paid, and neither Company has any material unpaid Taxes with respect to such Tax Returns or otherwise. There are no existing Liens for Taxes (except for Permitted Liens).

(b) Each Company has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, and other Persons and (ii) all sales, use, and value added Taxes. Each Company has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(c) Neither Company has extended any statute of limitations relating to any Taxes of such Company or relating to such Company’s assets or employees that the Purchaser could be liable for under applicable Law. No Government Entity has made a claim that either Company is obligated to pay Taxes as result of conducting the Business, owning its assets, or employing any employee (including the employees of such Company) in a jurisdiction in which such Company is not filing Tax Returns and paying Taxes. No audits or other Proceedings are ongoing or, to the Knowledge of the Sellers and the Companies, threatened with respect to any Tax Return or Taxes of either Company (including any Tax Returns or Tax relating to any asset or any employee of such Company).

(d) South Shore has duly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which South Shore conducts business or could otherwise be subject to income Taxes. Each of these elections was initially effective as of January 1, 2004 and is currently effective. No event has occurred (or fact has existed) that would preclude South Shore from initially qualifying as an S corporation under Code Section 1361(a) or that would terminate South Shore’s S corporation status (other than the transactions contemplated by this Agreement). No Governmental Entity has challenged the effectiveness of any of these elections.

(e) South Shore has not incurred (and has no potential for) any Liability for income Taxes under Code Section 1374 (or any similar provision of any state’s or other jurisdiction’s applicable Laws) on the disposition or sale of any asset of South Shore (whether actual or deemed). South Shore has not incurred (and, to the Knowledge of the Sellers and the Companies, has no potential for) any Liability for income Taxes in any state or other jurisdiction on the sale or other disposition of any asset of the Company (whether actual or deemed).

(f) Since the date of its formation, Acaring has been treated as a partnership or disregarded entity for all income Tax purposes. No election is pending to change the income Tax treatment of Acaring.

(g) Neither Company is (or has ever been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(h) Neither Company has ever been a member of a group of corporations that elects, is required to, or otherwise files a Tax Return or pays a Tax on an affiliated, consolidated, combined, or unitary basis. Neither Company is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, contractual liability, or otherwise. Neither Company is obligated to pay, gross up, or otherwise indemnity any employee for any Taxes, including Taxes under Code Section 409A.

(i) Neither Company has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations (i) that is a “reportable transaction” (ii) that is a “listed transaction” or (iii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Code

Sections 6662, 6662A, 6011, 6012, 6111, or 6707A or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(j) Neither Company is subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement. There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities following the Closing Date.

(k) Neither Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws), (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws), excepting only the collection of receivables, (iii) a change in method of accounting requested or occurring on or prior to the Closing Date, (iv) an agreement entered into with any Government Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date, (v) the application of Code Section 263A (or any similar provision of state, local or non-U.S. Laws) or (vi) an election (including a protective election) pursuant to Code Section 108(i). Each Company currently uses the cash method of accounting for income Tax purposes.

Section 3.22. Disclosure.

No representation or warranty made by the Companies or the Sellers in this Agreement, the Schedules or the Exhibits attached to this Agreement or any of the Seller Ancillary Documents, and no certificate furnished or to be furnished to the Purchaser at the Closing, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.1. Organization.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authorization.

The Purchaser has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3. Absence of Conflicts.

Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the certificate of incorporation, bylaws or other organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party or other instrument applicable to the Purchaser, (c) any Order by which the Purchaser is bound or (d) any provision of any Permit, Law or Order applicable to the Purchaser that in any case would be reasonably likely to prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 4.4. Brokers.

Except for Provident Healthcare Partners LLC, neither the Purchaser, nor any officers, directors or employees of the Purchaser, nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as consented to in writing by the Purchaser, the Companies shall, and the Sellers shall cause the Companies to, conduct the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the rights, assets, properties, business organization, licenses and Permits related to each Company and preserve the goodwill and relationships of such Company’s employees, independent contractors, consultants, Leased Workers, customers, suppliers, regulators and others with a relationship with such Company. Without limiting the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement, each Company shall, and the Sellers shall cause each Company to use commercially reasonable efforts to:

(i) keep and maintain its assets, in their present condition, repair and working order, except for normal wear and tear;

(ii) perform all material obligations under the Material Contracts;

(iii) keep in full force and effect all present insurance policies or other comparable insurance coverage;

(iv) preserve and maintain all Permits and all Material Contracts;

(v) pay its debts, Taxes and other obligations when due;

(vi) maintain its books and records in accordance with past practice; and

(vii) comply with all Laws applicable to it.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Companies shall notify the Purchaser of:

(i) any state of facts, change, event, effect or occurrence that is or may be reasonably likely to have a Material Adverse Effect on the Companies;

(ii) any material unexpected change in the normal course of business or in the normal operation of the properties or assets of the Companies;

(iii) any material shortfalls or declines in revenue, margins or profitability of the Companies;

(iv) any material loss of or disruption in, any customer, supplier and/or vendor relationships;

(v) any material loss of personnel;

(vi) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(vii) any actions, suits, claims, investigations or Proceedings commenced or, to the Knowledge of the Companies, threatened against, relating to or involving or otherwise affecting the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7 or that relate to the consummation of the transactions contemplated by this Agreement;

(viii) the damage or destruction by fire or other casualty of any of the material assets of the Companies or part thereof or in the event that any of the material assets of the Companies or part thereof becomes the subject of any Proceeding or, to the Knowledge of the Sellers and the Companies, threatened Proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

(ix) the occurrence, or failure to occur, of any event, the occurrence of which or failure would be likely to cause any representation or warranty of the Sellers or the Companies contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article VI of this Agreement and any failure of any Company or any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

No such notice shall limit or modify in any way, or act or result in a waiver of, the Sellers’ obligations with respect to any breach of any of the representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

(c) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as consented to in writing by the Purchaser, the Companies shall not, and the Sellers shall cause the Companies not to:

(i) take any action that would (A) adversely affect the ability of the Companies to obtain any consents required for the transactions contemplated thereby or (B) adversely affect the ability of any Company or any Seller to perform its covenants and agreements under this Agreement;

(ii) impose, or suffer the imposition, on any of the rights, properties or assets of either Company of any Lien or permit any such Lien to exist, in each case, other than Permitted Liens;

(iii) other than in the ordinary course of business, sell, contribute or enter into any contract to sell or contribute any interest in any of the assets of either Company;

(iv) issue any securities;

(v) grant any increase or change in compensation (salary, bonus or otherwise) or benefits to any employee, independent contractor, consultant or Leased Worker of either Company, except in accordance with past practice;

(vi) enter into, modify or terminate any Contract with any employee, independent contractor, consultant or relating to any Leased Worker, other than in the ordinary course of business, or any collective bargaining agreement with any labor organization, concerning or pertaining to compensation, benefits, hours or terms and conditions of employment or the provision of services to either Company;

(vii) commence any litigation involving any right, property, asset or Liability of either Company other than in the ordinary course of business or settle any litigation involving any right, property, asset or Liability of either Company; provided, however, that Purchaser’s consent to any such settlement shall not be unreasonably withheld, conditioned or delayed; or

(viii) modify, amend or terminate any Material Contract or waive, release, compromise or assign any rights or claims; provided, however, the Purchaser’s consent to any such modification, amendment, termination, waiver, release, compromise or assignment shall not be unreasonably withheld, conditioned or delayed.

Section 5.2. Access to Information; Confidentiality.

(a) From the date hereof through the Closing Date, each Company shall, and the Sellers shall cause each Company to, (i) give the Purchaser and its agents and authorized representatives access to all offices, facilities, books and records, officers, employees and advisors as the Purchaser may reasonably request, upon reasonable prior written notice, (ii) furnish the Purchaser and its authorized representatives with such financial, operating and other data and information as Purchaser and its authorized representatives may reasonably request and (iii) instruct the representatives of such Company to cooperate with the Purchaser in its investigation of such Company. The Purchaser covenants that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Companies.

(b) At Closing, any obligation the Purchaser has under any Contract entered into with any of the Companies or any of the Sellers prior to the date hereof relating to confidentiality shall terminate.

(c) From and after the Closing Date, each of the Sellers shall, and shall cause her Affiliates to, hold in confidence any and all information concerning the Companies, except to the extent that such Seller can show that information (i) is generally available to and known by the public through no fault of such Seller, any of her Affiliates or their respective representatives or (ii) is lawfully acquired by such Seller, any of her Affiliates or their respective representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any of the Sellers or any of her Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Purchaser in writing and shall disclose only that portion of such information that such Seller is advised by her counsel in writing is legally required to be disclosed; provided that such Seller shall use her commercially reasonable efforts to obtain, at the Purchaser’s expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.3. Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (a) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered in connection with the transactions contemplated by this Agreement) and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. Without limiting the foregoing, each party shall use its commercially reasonable efforts to cause the Closing to occur by the Outside Date.

Section 5.4. Consents.

Without limiting the generality of Section 6.1, the Sellers, the Companies and the Purchaser shall each use commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Entities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the Parties will make or cause to be made all filings and submissions under applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any Party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be required to undertake any measures which in the reasonable opinion of the Purchaser are unusual to obtain any such approvals or consents, including, without limitation, under no circumstances shall the Purchaser be required to (a) make any payments to any Person or party from whom such consents or approvals are sought, as consideration therefor, or (b) except as the Purchaser may otherwise agree in writing (and the Purchaser shall have no obligation to so agree), accept any changes in the terms of the document or instrument for which a consent, approval or waiver is sought.

Section 5.5. Public Announcements.

Subject to their respective legal obligations, the Purchaser and the Sellers shall consult with one another regarding the timing and content of all disclosures or announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such disclosure or announcement prior to its release. Notwithstanding the foregoing, neither the Purchaser, the Companies nor the Sellers shall publicly announce the existence of the Agreement, the terms of the Agreement or the transactions contemplated hereby, except as required by applicable Law or the rules of the NASDAQ Stock Market or made in connection with quarterly earnings releases, quarterly earnings calls or in filings made with the United States Securities and Exchange Commission. In addition, the Purchaser shall be responsible for the timing and content of all post-Closing communications to customers, suppliers, vendors and payors of each Company.

Section 5.6. Non-Competition.

(a) Until five years after the Closing Date (the “Non-Compete Period”), none of the Sellers shall directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Restricted Territory that (i) is competitive with the Business or (ii) provides private, state or federally reimbursed personal care services, adult protective services, adult day services or private duty home care services. As used in this Agreement, “Restricted Territory” means the State of New York and all states adjacent thereto.

(b) Nothing herein shall prohibit any Seller from being a passive owner of not more than two percent in the aggregate of the outstanding stock of any class of a corporation that is publicly traded, so long as such Seller has no active participation in the business of such corporation.

(c) During the Non-Compete Period, none of the Sellers shall, directly or indirectly through another Person, (i) induce or attempt to induce any employee of the Purchaser or any of its Affiliates (including after the Closing, any Company) to leave the employ of the Purchaser or any such Affiliate or in any way interfere with the relationship between the Purchaser or such Affiliate, on the one hand, and any employee thereof, on the other hand, or engage in any conduct or communications with any employee of the Purchaser or any of its Affiliates that directly or indirectly causes or with the intent to cause such employee to terminate his or her employment relationship with the Purchaser or such Affiliate, (ii) hire any person who was an employee of the Purchaser or any of its Affiliates (including after the Closing, any Company) until one year after such individual’s employment relationship with the Purchaser or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, vendor, payor, licensee or other business relation of the Purchaser or any of its Affiliates (including after the Closing, any Company) to cease doing business with the Purchaser or such Affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, payor, licensee or business relation, on the one hand, and the Purchaser or such Affiliate, on the other hand.

(d) Each Seller acknowledges that she has received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify the foregoing restrictions. Each Seller has carefully considered the nature and extent of the restrictions placed upon her by this Agreement and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon the Purchaser or any of its Affiliates disproportionate to the detriment of such Seller, are in the legitimate business interests of and reasonable and necessary for the protection of the Purchaser and its Affiliates and are an essential inducement to the Purchaser to consummate the transactions contemplated by this Agreement.

(e) Each Seller recognizes and agrees that the restrictions set forth in this Section 5.6 control over any prior restrictive covenants that such Seller may have previously entered into with any Company, or any predecessor thereof, and also consents and agrees that the restrictions herein shall be enforceable by any successors or assigns of the Purchaser, as applicable.

(f) If, at the time of enforcement of this Section 5.6, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(g) Each Seller covenants and agrees that she will not seek to challenge the enforceability of the covenants contained in this Section 5.6 against the Purchaser or any of its Affiliates, nor will she assert as a defense to any action seeking enforcement of the provisions contained in this Section 5.6 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by her. The Parties agree and acknowledge that money damages would be an inadequate remedy for any breach of this Section 5.6. Therefore, in the event of a breach or threatened breach by the Sellers of this Section 5.6, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.6 (without posting a bond or other security).

Section 5.7. No Shop.

Unless and until this Agreement is terminated pursuant to Article VII, neither any of the Companies nor any of the Sellers shall, directly or indirectly, through any officer, director, manager, employee, agent, intermediary, Affiliate or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of an interest in either Company or any of the assets of either Company or any transaction, in each case, that would adversely affect the consummation of the transactions contemplated by this Agreement, (b) participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to purchase any interest in either Company or any of the assets of either Company or any transaction, in each case, that would adversely affect the consummation of the transactions contemplated by this Agreement or (c) approve or undertake any of the foregoing transactions. If any Company or any Seller receives an offer or proposal relating to any purchase of an interest in either Company or the assets of either Company, such Company or such Seller shall promptly notify the Purchaser of the receipt of such offer.

Section 5.8. Tax Matters.

(a) Apportionment. If any Tax or (or Tax refund) relates to a Straddle Period, the parties shall use the following conventions (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, the amount of Taxes (or Tax refunds) attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if a separate return was filed for the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; provided, however, that for purposes of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned based on the mechanics set forth in clause (i) for periodic Taxes.

(b) Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Purchaser. The Purchaser and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable Law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

(c) Tax Returns.

(i) The Sellers, at their sole cost and expense, shall (A) prepare and timely file (or cause the applicable Company to prepare and timely file) all Tax Returns of each Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Pre-Closing Tax Returns”), (B) prepare (or cause South Shore to prepare) the IRS Form 1120S (and any comparable state and local Tax Returns) of South Shore for any Pre-Closing Tax Period (the “S Corporation Returns”), (C) prepare (or cause Acaring to prepare) the IRS Form 1065 (and any comparable state and local Tax Returns) of Acaring for any Pre-Closing Tax Period (the “Partnership Returns” and collectively with the Pre-Closing Tax Returns and S Corporation Returns, the “Seller Prepared Returns”) and (D) timely pay (or cause the Company to timely pay) all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Seller Prepared Return shall be prepared in accordance with existing procedures and practices and accounting methods. Each S Corporation Return and Partnership Return due after the Closing Date shall be submitted to the Purchaser for the Purchaser’s review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least 30 days prior to the due date of the Tax Return. The Purchaser shall cause the applicable Company to file, in the form reasonably approved by the Purchaser, all S Corporation Returns and Partnership Returns required to be filed after the Closing which are prepared by the Sellers and timely delivered to the Purchaser in accordance with this Section 5.8(c)(i).

(ii) The Purchaser shall cause each Company to prepare and timely file all Tax Returns (other than S Corporation Returns and Partnership Returns) of such Company due after the Closing Date (the “Purchaser Prepared Returns”). To the extent that a Purchaser Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless, as reasonably determined by the Purchaser, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Purchaser Prepared Return shall be prepared in accordance with any good faith method determined by the Purchaser that has sufficient support to avoid the imposition of Taxes in the form of penalties. To the extent that a Purchaser Prepared Return relates solely to a Pre-Closing Tax Period and is not prepared on a basis consistent with existing procedures and practices and accounting methods, such Tax Return shall be submitted to the Sellers for the Sellers’ review and approval (which shall not be unreasonably withheld, delayed or conditioned) at least 30 days prior to the due date of the Tax Return.

(d) Tax Contests. The Purchaser shall control, or cause the applicable Company to control, the conduct of any audit or other Proceeding relating to Taxes of such Company (a “Tax Contest”); provided, however, that the Sellers, at the Sellers’ sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates solely to Taxes for a Pre-Closing Tax Period. Notwithstanding the foregoing, if any Tax Contest relates solely to S Corporation Returns or Partnership Returns for a Pre-Closing Tax Period, the Sellers, at the Sellers’ sole cost and expense, shall control such Tax Contest; provided, however, that (i) the Sellers shall control such contest diligently and in good faith, (ii) the Sellers shall keep the Purchaser reasonably informed regarding the status of such Tax Contest, (iii) the Purchaser, at the Purchaser’s sole cost and expense, shall have the right to participate, or cause the applicable Company, to participate in such Tax Contest and (iv) the Sellers shall not settle, resolve or abandon (and shall not allow such Company to settle, resolve or abandon) such Tax Contest without the prior written permission of the Purchaser (which shall not be unreasonably withheld, conditioned, or delayed).

(e) Cooperation. The Purchaser and the Sellers shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to either Company, (ii) assist in any audit or other Proceeding with respect to Taxes or Tax Returns relating to either Company, (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns relating to either Company, (iv) provide any information required to allow the Purchaser to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax Laws and (v) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f) South Shore Section 338(h)(10) Election.

(i) The Sellers shall join (and, as necessary, cause any Person that is treated as the owner of the Shares for income Tax purposes to join), in an appropriate and timely manner, with the Purchaser in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under the applicable Laws of any local, state or non-U.S. jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to the Purchaser’s acquisition of the Shares of South Shore.

(ii) The Sellers shall cooperate (and, to the extent any Seller is not treated as the owner of the Shares treated for income Tax purposes, such Seller shall cause the Person that is treated as the owner of the Shares for income Tax purposes to cooperate) with the Purchaser to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to the Purchaser’s acquisition of the Shares, including, but not limited to, participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local or foreign law purposes (collectively, the “Section 338(h)(10) Forms”).

(iii) The Purchaser shall prepare all Section 338(h)(10) Forms (other than sections that relate to information regarding each Seller and parties in such Seller’s control) and shall provide them to each Seller for completion and execution. The Sellers shall cause (and, as applicable, shall cause any other Person that is treated as owning the Shares for income Tax purposes) to promptly and properly complete and execute all of the forms the Purchaser provides and return the appropriately executed copies to the Purchaser for timely filing by the Purchaser with the applicable Governmental Entity. For avoidance of doubt, with respect to the IRS Form 8023, the Sellers shall be responsible for (A) completing the information regarding the Sellers (and any other Person that is treated as owning the Shares for income tax purposes) in Section C, (B) completing the information regarding South Shore in Section B and (C) properly executing (and causing each other Person that is treated as owning any Share for U.S. federal income Tax purposes properly to execute) the form on the signature blocks under the heading “S Corporation Shareholder Signatures” and subject to the required penalties of perjury statement.

(iv) Within 60 days of determination of the Net Working Capital, as finally determined, the Purchaser shall provide to the Sellers a schedule allocating the portion of the Purchase Price allocable to South Shore (and the relevant liabilities of South Shore) among the assets of South Shore (the “South Shore Purchase Price Allocation Schedule”). The South Shore Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth on Schedule 5.8(f). The Purchaser and the Sellers shall make appropriate adjustments to the South Shore Purchase Price Allocation Schedule to reflect changes in the Purchase Price, if any.

(v) The Purchaser and each Seller shall file all Tax Returns (and cause their respective Affiliates and Persons that are treated as owning the Shares for income Tax purposes to file all Tax Returns) consistently with the Section 338(h)(10) Election, the Section 338(h)(10) Forms and the South Shore Purchase Price Allocation Schedule (as appropriately adjusted) and to not take any position during the course of any audit or other Proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Governmental Entity that is final.

(vi) Notwithstanding anything to the contrary contained in this Agreement, the Seller Ancillary Documents or the Purchaser Ancillary Documents, in the event that the Section 338(h)(10) Election results in an increase in the taxes to be paid by the Sellers in connection with the sale of the Securities, over and above the taxes that would have been paid by the Sellers had there been no Section 338(h)(10) Election (the “Excess Taxes”), the Purchaser shall pay to the Sellers, within 10 Business Days of the final determination of Excess Taxes, the lesser of (a) such additional amounts as are necessary to completely compensate the Sellers for such Excess Taxes, as finally determined, so that the Sellers receive the same after-tax amounts from the sale of the Securities that they would have received had there been no Section 338(h)(10) Election and (b) $760,000. The Sellers shall in good faith prepare and deliver to the Purchaser a statement setting forth the Excess Taxes, specifying in reasonable detail such calculations (the “Excess Tax Statement”). Following receipt of such statement, the Purchaser will be afforded a 20-Day Period to review the Excess Tax Statement. At or before the end of the 20-Day Period, the Purchaser will either (A) accept the Excess Taxes, as set forth in the Excess Tax Statement in its entirety, or (B) deliver to the Sellers an Objection Notice containing written explanation, setting forth in reasonable detail, those items in the Excess Tax Statement that the Purchaser disputes, in which case the items specifically identified by the Purchaser shall be deemed in dispute. The failure by the Purchaser to deliver the Objection Notice within the 20-Day Period shall constitute the Purchaser’s acceptance of the Excess Taxes, as set forth in the Excess Tax Statement. The Purchaser may make inquiries of the Sellers and their accountants and appropriate employees and have reasonable access to the Sellers’ books and records regarding questions concerning, or disagreements with, the Excess Tax Statement arising in the course of its review thereof, and the Sellers shall use reasonable efforts to cause any such employees and accountants to cooperate with, respond to such inquiries and provide such requested information in a timely manner (subject to the Purchaser entering into any confidentiality and other agreements reasonably required by the accountants). If the Purchaser delivers the Objection Notice within the 20-Day Period, then, within a further period of 20 Business Days from the end of the 20-Day Period, the Purchaser and the Sellers, and if desired, their accountants, will attempt to resolve in good faith any disputed items and reach a Settlement Agreement with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to the Arbitrating Accountants, who shall be selected, and the fees and expenses of whom shall be paid, in accordance with the procedure set forth in Section 2.4(a)(ii). Such determination shall be (X) in writing, (Y) furnished to the Sellers and the Purchaser as soon as practicable (and in no event later than 30 Business Days) after the items in dispute have been referred to the Arbitrating Accountants and (Z) nonappealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. The Sellers and the Purchaser shall each be given the opportunity to make presentations to the Arbitrating Accountants.

(g) Acaring Tax Matters.

(i) With respect to certain Tax matters of Acaring, the Sellers and the Purchaser agree as follows:

A. To treat the Sellers as selling their interests in Acaring and the Purchaser as acquiring the assets of Acaring for all federal income Tax purposes,

including any state or local Tax jurisdiction that follows the federal income Tax system, and for all other purposes, including for purposes of Transfer Taxes, to treat the Purchaser as acquiring all the Membership Interests from the Sellers.

B. To treat Acaring as having a year for income tax purposes that ends as of the close of the day on the Closing Date and to file a final IRS Form 1065 for such year.

C. To treat any gains, income, deductions, losses, or other items realized by Acaring with respect to any transaction engaged on the Closing Date, but after the Closing, that is outside of the ordinary course or business as occurring the “next day.”

Unless otherwise required by a determination of a Governmental Entity that is final, the Sellers and the Purchaser shall prepare and file all Tax Returns (and cause Acaring to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 5.8(g)(i), and neither the Sellers nor the Purchaser shall take any position during the course of any audit or other legal proceedings with respect to any Taxes or Tax Returns that is inconsistent with the agreements set forth above.

(ii) Within 60 days of determination of the Net Working Capital, as finally determined, the Purchaser shall provide to the Sellers a schedule allocating the portion of the Purchase Price allocable to Acaring (and the relevant liabilities of Acaring) among the assets of Acaring (the “Acaring Purchase Price Allocation Schedule”). The Acaring Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth on Schedule 5.8(g)(ii). The Purchaser and the Sellers shall make appropriate adjustments to the Acaring Purchase Price Allocation Schedule to reflect changes in the Purchase Price, if any. The Purchaser and each Seller shall file all Tax Returns (and cause their respective Affiliates) consistently with the Acaring Purchase Price Allocation Schedule (as appropriately adjusted) and to not take any position during the course of any audit or other Proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Governmental Entity that is final.

Section 5.9. Employees.

(a) Neither the Sellers nor the Companies shall take or cause to be taken, or omit to take, any action that would cause any party to be in violation of or otherwise trigger Liability under the federal Workers Adjustment and Retraining Notification Act or any applicable state or local Laws pertaining to plant closings and group layoffs (collectively, “WARN”) prior to the Closing Date, and the Sellers agree to indemnify the Purchaser for any such Liability. The Companies will provide the Purchaser with a list of all employees whose employment is terminated within the six months immediately prior to the Closing Date. The Purchaser shall be responsible for compliance with WARN, as well as any Liability that may arise out of WARN, on account of any termination of an employee of either Company, on or after the Closing Date, provided that, if the Purchaser requests either Company or the Sellers to provide WARN notices prior to the Closing with respect to any plant closing or mass layoff that will occur on or after the Closing, such Company or the Sellers shall comply with such request and the Purchaser agrees to indemnify the Sellers for any Liability arising thereunder.

(b) Effective as of the Closing, (i) each Company shall withdraw from and cease to be a participating employer under the Company Benefit Plans, (ii) each Company shall cause all employees of such Company to fully vest in all Company Benefit Plans providing retirement or incentive benefits and (iii) the employees of each Company shall cease to accrue further benefits and shall cease to be active participants under the Company Benefit Plans. The Purchaser shall not have any obligation, Liability or responsibility from and after the Closing to or under the Company Benefit Plans, whether such obligation, Liability or responsibility arose before, on or after the Closing Date. The Sellers shall be responsible, or shall cause the Company Benefit Plans, to be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to each Company’s employees for all claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans.

Section 5.10. No Intent to Induce Referrals.

Each of the Purchaser and the Sellers acknowledges and agrees that no portion of the Purchase Price payable by the Purchaser to the Sellers pursuant to this Agreement is intended to represent a payment for any referral of future business to the Purchaser, or to any of the Purchaser’s officers, directors, employees or Affiliates, that is prohibited by 42 U.S.C. §1320a-7b, commonly referred to as the “Anti-Kickback Statute.”

Section 5.11. Supplements to Schedules.

During the period between the date hereof and the Closing, for information purposes only, the Sellers and the Companies will promptly supplement or amend the Schedules that they have delivered pursuant to this Agreement with respect to any matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article VIII or for the purpose of determining satisfaction of the conditions set forth in Article VI. For purposes of determining whether there is any misrepresentation or breach of a warranty, covenant or agreement by the Sellers or the Companies hereunder, the Schedules delivered by the Sellers and the Companies shall be deemed to include only the information contained therein on the date of this Agreement.

Section 5.12. Release.

(a) Notwithstanding anything set forth herein to the contrary, effective as of the Closing Date, in consideration of the mutual covenants and agreements contained herein, including, without limitation, the payment of the Purchase Price, each Seller, on behalf of herself and her Affiliates, hereby irrevocably releases and forever discharges the Purchaser, the Companies and each of their respective subsidiaries and each of their respective individual, joint or mutual, past, present and future representatives, equity holders, subsidiaries, successors, assigns, heirs, executors, administrators and Affiliates (collectively, the “Released Persons”) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions, rights, claims and demands whatsoever, in Law or in equity that such Seller ever had, now has or hereafter can, shall or may have, against the Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, in law, equity or admiralty, for, upon or by reason of any matter, thing or cause whatsoever, from the beginning of the world to the Closing Date, including, without limitation, action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions, rights, claims and demands, but excluding any obligations of the Released Persons pursuant to this Agreement and the Purchaser Ancillary Documents.

(b) Each Seller represents and warrants to the Released Persons that such Seller has not assigned any such claim set forth in Section 5.12 and agrees to indemnify and hold harmless the Released Persons from and against any and all Losses arising from or in any way related to any such assignment.

(c) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter purported to be released hereby.

Section 5.13. Additional Financial Statements.

As soon as available and in any event within 25 calendar days after the end of each month prior to Closing, the Sellers shall furnish to the Purchaser (a) unaudited financial statements (consisting of profit and loss statements and balance sheets) for such monthly periods in such detail as such financial statements have been prepared by the Sellers consistent with past practice and (b) monthly key performance indicators with respect to client census and billable hours.

Section 5.14. Financial Information; Audits.

Upon the request of the Purchaser made to the Sellers, the Sellers shall provide to the Purchaser copies of, or shall provide the Purchaser reasonable access to, such factual information as may be reasonably and timely requested by the Purchaser, and in the possession or control of the Sellers or their respective Affiliates or accountants, to enable the Purchaser’s parent (and/or its Affiliates) to file its or their Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, in each case, including all amendments thereto, if, as and when such filing may be required by the United States Securities and Exchange Commission. After the Closing, the Sellers shall allow an independent public accounting firm retained by the Purchaser at Purchaser’s expense (the “Auditor”) to conduct an audit of the financial statements of each Company for their most recently completed three fiscal years and shall cooperate with the Auditor in the conduct of such audit. Notwithstanding the foregoing, the Sellers shall be responsible for the costs of the 2014 Audited Financial Statements. In addition, after the Closing (but not more than 10 Business Days after the Purchaser’s request therefor made to the Sellers), the Sellers agree to provide to the Auditor a letter of representation in form and substance reasonably satisfactory to the Purchaser (the “Representation Letter”) and, if requested by the Auditor, historical financial statements for each Company, including income and balance sheet data for such Company and opinions. Without limiting the foregoing, after the Closing: (a) the Purchaser or the Auditor may audit the operating statements of each Company, and the Sellers shall provide such documentation as the Purchaser or the Auditor may reasonably request in order to complete such audit, and (ii) the Sellers shall furnish to the Purchaser such financial and other information as may be reasonably required by the Purchaser’s parent to make any filings with the United States Securities and Exchange Commission or other Governmental Entity.

Section 5.15. 2014 Audited Financial Statements.

The Companies shall, and the Sellers shall cause the Companies to, prepare in form and substance reasonably satisfactory to the Purchaser an audited consolidated balance sheet of each Company as of December 31, 2014, and the related audited consolidated statements of income, changes in stockholder’s equity or member’s equity, as applicable, and cash flow for the fiscal year then ended, together with the notes thereto and the report thereon of an independent certified public accountant (the “2014 Audited Financial Statements”). When preparing the 2014 Audited Financial Statements, the Sellers shall give the Purchaser a reasonable opportunity to review and comment thereon, and the Sellers shall act in good faith to consider and incorporate the Purchaser’s comments therein.

Section 5.16. 2014 Personal Care Provider Cost Reports.

The Companies shall, and the Sellers shall cause the Companies to, prepare personal care provider cost reports for the year 2014 (and 2015 if the same shall be due prior to Closing) for filing with the New York State Department of Health using the same methodologies (e.g., with respect to allowable costs and expenses) as used in preparation of such reports for the years 2013 (and 2014 as the case may be). The Purchaser shall have the right to review such reports prior to their submission to the New York State Department of Health and provide comments thereon, and the Sellers shall consider such comments in good faith for inclusion therein.

Section 5.17. Further Assurances.

Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, the Seller Ancillary Documents and the Purchaser Ancillary Documents.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1. Conditions to the Purchaser’s Obligations to Close.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Purchaser in its sole discretion):

(a) Representations and Warranties. The representations and warranties of the Companies and the Sellers in Article III of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of representations and warranties not qualified by materiality or Material Adverse Effect) on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b) Performance. The Companies and the Sellers shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Companies and the Sellers at or prior to the Closing.

(c) Officer’s Certificates. Each Company and each Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed on its behalf by an executive officer in the case of each Company or by each Seller, as the case may be, certifying the fulfillment of the conditions specified in Section 6.1(a), Section 6.1(b) and, to the Knowledge of the Sellers and the Companies, Section 6.1(f).

(d) Secretary’s Certificates. Each Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by the Secretary of such Company, certifying as to (i) such Company’s certificate or articles of incorporation or formation, as applicable, (ii) the Company’s bylaws or limited liability company agreement, as applicable, (iii) the incumbency of such Company’s officers executing this Agreement and each Seller Ancillary Document and (iv) the resolutions of such Company’s board of directors or board of managers, as applicable, authorizing the execution, delivery and performance by such Company of this Agreement and each Seller Ancillary Document.

(e) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or arbitrator or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(f) No Material Adverse Effect. Since the Latest Balance Sheet Date, there shall not have occurred, and no effect or circumstance shall exist that could be expected to have, a Material Adverse Effect.

(g) Consents and Approvals. The Purchaser shall have received duly executed copies of the New York Required Consent and all consents and approvals (including, without limitations, those consents and approvals set forth on Schedule 6.1(g)), in form and substance reasonably satisfactory to the Purchaser, that are (i) required for consummation of the transactions contemplated by this Agreement or (ii) required in order to prevent a breach of, or a default under, or a termination of, any Material Contract.

(h) Resignations. The Purchaser shall have received the resignations of each director, manager and officer of each Company as directed by the Purchaser.

(i) Ancillary Documents. The Sellers shall have delivered, or caused to be delivered, to the Purchaser the following:

(i) the Escrow Agreement duly executed by the Sellers;

(ii) Payoff Letters with respect to all Closing Date Debt;

(iii) stock certificates evidencing all of the Purchased Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank and otherwise sufficient to transfer the Purchased Shares to the Purchaser free and clear of all Liens;

(iv) documents from each Seller evidencing the transfer of the Purchased Membership Interests owned by such Seller substantially in the form of Exhibit C hereto;

(v) copies of all filings and/or notices, if any, made by the Sellers with Governmental Entities and third party payors in connection with the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents;

(vi) copies of the employment and non-competition agreements, dated as of the Closing Date, between the Purchaser and the individuals set forth on Schedule 6.1(i)(vi), in substantially the form attached as Exhibit D hereto, duly executed by each employee listed on Schedule 6.1(i)(vi) (the “Employment Agreements”);

(vii) a certificate of each Seller in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(viii) a properly executed IRS Form W-9 of each Seller;

(ix) IRS Form 8023 properly executed by each Seller and completed as provided in Section 5.8(f);

(x) a certificate of the Secretary of State (or other applicable office) in which each Company is organized and qualified to do business, dated as of a date not more than five Business Days prior to the Closing Date, certifying as to the good standing of such Company;

(xi) evidence satisfactory to the Purchaser that the Sellers have secured tail policies for each Company’s existing insurance plans that will cover all Liabilities of such Company incurred prior to the Closing; and

(xii) all other documents required to be entered into by the Sellers pursuant to this Agreement or reasonably requested by the Purchaser.

(j) Consents. The Purchaser shall have received copies of the consents set forth on Schedule 4.3.

(k) Related Party Transactions. The Related Party Transactions set forth on Schedule 6.1(k) shall have been terminated.

(l) 2014 Audited Financial Statements. The Purchaser shall have received the 2014 Audited Financial Statements in form reasonably satisfactory to the Purchaser.

(m) South Shore Revenue and EBITDA. At the time of the Closing, South Shore shall have a minimum of $47,000,000 in trailing twelve month revenue and a minimum of $4,000,000 in trailing twelve month adjusted earnings before interest, taxes, depreciation and amortization (calculated consistently with the calculation thereof for purposes of the LOI). South Shore shall have delivered a certificate to the Purchaser to such effect duly executed by an executive officer of South Shore.

(n) Waiver of Certain Rights. Each Seller and each Company shall have waived all of their respective rights, as applicable, under (i) that certain Second Amended and Restated Shareholders’ Agreement, dated as of March 2012, between the Sellers, and (ii) that certain Operating Agreement of Acaring, dated as of September 12, 2000, required to so be waived in order to enter into this Agreement and consummate the transactions contemplated hereby.

(o) Withdrawal from Joint Venture. South Shore shall have duly withdrawn as a member and participant in the Care Management Network Joint Venture under that certain Operating Agreement, dated as of September 12, 2012.

Section 6.2. Conditions to the Sellers’ Obligations to Close.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Sellers in their sole discretion):

(a) Representations and Warranties. The representations and warranties of the Purchaser in Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of representations and warranties not qualified by materiality or

Material Adverse Effect) on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case the accuracy of such representations and warranties shall be determined as of such date).

(b) Performance. The Purchaser shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Purchaser at or prior to the Closing.

(c) Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Section 6.2(a) and Section 6.2(b).

(d) Secretary’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed by the Secretary of the Purchaser, certifying as to (i) the Purchaser’s certificate of incorporation, (ii) the Purchaser’s bylaws, (iii) the incumbency of the Purchaser’s officers executing this Agreement and each Purchaser Ancillary Document and (iv) the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Ancillary Document.

(e) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(f) Consents and Approvals. The Sellers and the Companies shall have received the New York Required Consent.

(g) Ancillary Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Sellers the following:

(i) the Escrow Agreement, duly executed by the Purchaser; and

(ii) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or the Purchaser Ancillary Documents.

ARTICLE VII

TERMINATION

Section 7.1. Termination.

Prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Sellers and the Purchaser;

(b) by either the Purchaser or the Sellers if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement and such Order shall have become final and nonappealable;

(c) by the Purchaser if any Company or any Seller materially breaches any of its or her representations, warranties or obligations under this Agreement in a manner that would prevent satisfaction, or result in the failure, of any conditions to the Purchaser’s obligations to consummate the transactions contemplated hereby as provided in Section 6.1, and such breach is not cured within 10 days after written notice to the Sellers by the Purchaser; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more of the conditions to the Purchaser’s obligations to consummate the transactions contemplated hereby would not be satisfied at or prior to the date that is 12 months from the date hereof (the “Outside Date”);

(d) by the Sellers if the Purchaser materially breaches any of its representations, warranties or obligations under this Agreement in a manner that would prevent satisfaction, or result in the failure, of any conditions to the Sellers’ obligations to consummate the transactions contemplated hereby as provided in Section 6.2 and such breach is not cured within 10 days after written notice to the Purchaser by the Sellers; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if, as a result of such breach and notwithstanding the timely cure thereof, one or more of the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date; or

(e) by the Sellers or the Purchaser at any time after the Outside Date, if the Closing shall not have occurred by 5:00 p.m. New York time on the Outside Date; provided, however, that the right to terminate this Agreement shall not be available (i) to the Sellers, if any breach of any provision of this Agreement by either Seller or either Company has been the cause of, or resulted in, directly or indirectly, the failure of the Closing to be consummated by the Outside Date or (ii) the Purchaser, if any breach of any provision of this Agreement by the Purchaser has been the cause of, or resulted in, directly or indirectly, the failure of the Closing to be consummated by the Outside Date.

Section 7.2. Procedure and Effect of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other Party. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, this Agreement shall become void and there shall be no Liability on the part of any Party hereto, except (a) the obligations provided for in this Section 7.2, Section 5.2(c) (Confidentiality), Section 5.5 (Public Announcements) and Article IX (Miscellaneous) hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from Liability for breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnification Obligations of the Sellers.

The Sellers will, jointly and severally, defend and hold harmless the Purchaser and its Affiliates (including after the Closing, the Companies), each of their respective officers, directors, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, Taxes, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by any Company or any Seller in this Agreement or in the Seller Ancillary Documents (other than Taxes or related Losses from a breach or inaccuracy of any representation or warranty set forth in Section 3.21 (Taxes), which, for the avoidance of doubt, shall be governed exclusively by clause (c)) (for purposes of determining Losses pursuant to this Article VIII, such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar phrases);

(b) any breach of any covenant, agreement or undertaking made by any Company or any Seller in this Agreement or in the Seller Ancillary Documents (for purposes of determining Losses pursuant to this Article VIII, such covenants, agreements and undertakings shall be read without references to materiality, Material Adverse Effect or similar phrases);

(c) any Indemnified Taxes;

(d) any Seller Expenses outstanding after the Closing;

(e) any Indebtedness of the Companies outstanding after the Closing;

(f) any fraud, willful misconduct or intentional breaches by any Company (prior to the Closing) or any Seller in connection with this Agreement or the Seller Ancillary Documents;

(g) any Liability or reimbursement obligation with respect to periods prior to the Closing Date arising out of or related to a Company-specific negative retroactive rate adjustment (net of any positive rate adjustments during the same period) resulting from an audit of personal care provider cost reports filed by the Companies with the New York State Department of Health. For the avoidance of doubt, the foregoing indemnity shall not cover annual rate adjustments of the type reflected on Schedule 3.10; and

(h) any of the matters listed on Schedules 3.8(a) and 3.17(d).

The claims, Liabilities, losses (including, without limitation, diminution in value of assets or equity interests), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Article VIII, whether or not foreseeable, of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

Section 8.2. Indemnification Obligations of the Purchaser.

The Purchaser will indemnify, defend and hold harmless the Sellers, their Affiliates, each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, costs, losses (whether or not involving a third party claim), expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or incurred (including without limitation, amounts paid in settlement costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents (for purposes of determining Losses pursuant to this Article VIII, such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar phrases);

(b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents (for purposes of determining Losses pursuant to this Article VIII, such covenants, agreements and undertakings shall be read without references to materiality, Material Adverse Effect or similar phrases); and

(c) any fraud, willful misconduct or intentional breaches by the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

The claims, Liabilities, losses (including, without limitation, diminution in value of assets or equity interests), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Article VIII, whether or not foreseeable, of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Seller Losses.”

Section 8.3. Indemnification Procedure.

(a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Seller Losses, as the case may be, such Indemnified Party will notify the Purchaser or the Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 10 days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses, as the case may be, resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the full responsibility for any Losses or otherwise fails assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding, and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party shall settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.3(a). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all Liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, (iii) does not contain any equitable order, judgment or term which in any manner encumbers the assets of any Indemnified Party or affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates and (iv) the Indemnifying Party has agreed to pay all amounts due pursuant to the settlement or judgment concurrently with the effectiveness of the settlement or judgment.

(c) In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty shall be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.4. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within 10 Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 8.4. Survival Period.

For purposes of this Agreement, a “Survival Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Survival Periods under this Agreement shall begin on the date hereof and terminate as follows:

(a) with respect to Purchaser Losses arising under Section 8.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 3.1 (Organization; Authorization), Section 3.2 (Capitalization; Title to Securities), Section 3.20 (Brokers) and Section 3.21 (Taxes) (collectively, the “Fundamental Representations”) or under Section 8.1(c) or Section 8.1(f), the Survival Period shall continue indefinitely;

(b) with respect to Purchaser Losses arising under Section 8.1(b), Section 8.1(d), Section 8.1(e) and Section 8.1(h), the Survival Period shall terminate upon the expiration of the applicable statutes of limitation;

(c) with respect to Purchaser Losses arising under Section 8.1(g), the Survival Period shall terminate on the date that is three years after the Closing Date;

(d) with respect to Seller Losses arising under Section 8.2(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.4 (Brokers), the Survival Period shall continue indefinitely;

(e) with respect to Seller Losses arising under Section 8.2(b), the Survival Period shall terminate upon the expiration of the applicable statutes of limitation;

(f) with respect to Seller Losses arising under Section 8.2(c), the Survival Period shall continue indefinitely; and

(g) with respect to all other Purchaser Losses or Seller Losses arising under this Agreement, the Survival Period shall terminate on the date that is 18 months after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Survival Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The indemnification obligations under this Article VIII include, without limitation, the obligation to pay and reimburse the Indemnified Party for all Seller Losses and Purchaser Losses, as applicable, whether or not arising due to third party claims.

Section 8.5. Limitation of Liability.

Notwithstanding anything contained in this Agreement to the contrary, the rights of the Parties to indemnification under this Agreement are limited as follows:

(a) Limitations on Liability of the Sellers. With respect to the matters described in Section 8.1(a), the Purchaser Indemnified Parties shall not be entitled to recover any Losses until the total of all such Losses suffered by the Purchaser Indemnified Parties exceeds $270,000 (the “Basket”), in which event the Purchaser Indemnified Parties will be entitled to indemnification for all Losses in excess of the amount of the Basket up to a maximum of $2,700,000 (the “Cap”); provided that neither the Basket nor the Cap shall apply to claims brought with respect to the Fundamental Representations. With respect to the matters described in Section 8.1(g), the Purchaser Indemnified Parties shall not be entitled to recover any Losses until the total of all such Losses suffered by the Purchaser Indemnified Parties exceeds $500,000, in which event the Purchaser Indemnified Parties will be entitled to indemnification for half of all such Losses in excess of $500,000; provided, however, that the total amount of Losses that the Purchaser Indemnified Parties may recover with respect to the matters described in Section 8.1(g) shall not exceed $1,500,000. For the avoidance of doubt, the separate limitations on Liability set forth in the immediately preceding sentence shall be deemed to limit Liability for all Losses arising as a result of an event covered by Section 8.1(g), notwithstanding that such event may also result in a breach of a representation and warranty that causes Losses made the subject of Section 8.1(a). Moreover, Losses arising as a result of an event covered by Section 8.1(g) shall not be taken into account for purposes of determining whether the Cap has been met. Notwithstanding anything else to the contrary herein, the Purchaser Indemnified Parties shall not be entitled to recover any Losses in an aggregate amount in excess of the Purchase Price.

(b) Limitations on Liability of the Purchaser. The Seller Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2(a) hereof for any Losses until the total of all such Losses suffered by the Seller Indemnified Parties exceeds the Basket, in which event the Seller Indemnified Parties will be entitled to indemnification for all Losses in excess of the amount of the Basket up to a maximum of the Cap; provided that neither the Basket nor the Cap shall apply to claims brought with respect to the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.4. Notwithstanding anything else to the contrary herein, the Seller Indemnified Parties shall not be entitled to recover any Losses in an aggregate amount in excess of the Purchase Price.

Section 8.6. Reliance.

Each Party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other Party set forth in this Agreement that have been or are made in favor of such Party, and the rights of the Purchaser under this Article VIII shall not be affected, notwithstanding (a) the making of this Agreement, (b) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto or (c) the Closing hereunder.

Section 8.7. Payment of Claims.

Any obligation of the Sellers to indemnify the Purchaser Indemnified Parties shall be satisfied (a) first, in cash, by recourse to the Indemnity Escrow Funds until such funds are depleted and (b) thereafter any obligation of the Sellers to indemnify the Purchaser Indemnified Parties shall be satisfied by the Sellers, jointly and severally, by prompt payment in cash from the Sellers to the Purchaser or the appropriate Purchaser Indemnified Party.

Section 8.8. Effect of Insurance and Other Sources of Reimbursement.

The amount of any claim for which indemnification is provided under this Article VIII shall be reduced by (i) the amount of any insurance proceeds actually received by the Indemnified Party with respect to any such claim (net of enforcement costs, deductions, premium increases and other similar items) and (ii) any other amount actually recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Party (or its Affiliates) with respect to any claim (net of costs of collection). If any Indemnified Party shall have received any payment pursuant to this Article VIII with respect to any claim and has or shall subsequently have actually received insurance proceeds or other amounts with respect to such claim, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses reasonably incurred by it in procuring such recovery and any increase in premiums resulting solely from such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Notices.

All notices, communications and deliveries under this Agreement shall (a) be made in writing, signed by or on behalf of the Party making the same, (b) specify the Section under this Agreement pursuant to which it is given or being made and (c) be delivered personally or by facsimile or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser and, after the Closing, to the Companies:

Addus HealthCare, Inc.

2300 Warrenville Road

Downers Grove, Illinois 60065

Attn: Mark S. Heaney

Facsimile: 847-303-5376

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attn: Jennifer C. Kurtis, Esq.

Facsimile: 212-294-4700

To the Sellers and, prior to the Closing, to the Companies:

Margaret Coffey

132 Southern Boulevard

Patchogue, New York 11772

Carol Kolar

29 Joseph Street

Sayville, New York 11782

South Shore Home Health Service Inc.

1225-2 Montauk Highway

Oakdale, New York 11769

with a copy (which shall not constitute notice) to:

Schulz & Associates, P.C.

225 Broadhollow Road, Suite 303

Melville, New York 11747

Attn: Thomas P. Schulz, Esq.

Facsimile: 631-753-0950

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice that is delivered personally or by facsimile in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent. Any notice that is addressed and mailed in the manner herein provided or sent by next day courier shall be conclusively presumed to have been duly given at the time of actual receipt or the refusal to accept delivery thereof.

Section 9.2. Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. Items that are disclosed in one Schedule shall be deemed disclosed on any other Schedule if readily apparent from the face of the disclosure.

Section 9.3. Assignment; Successors in Interest.

No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement shall be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser or to any of the Purchaser’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby so long as the Purchaser continues to remain liable hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party shall also be a reference to a successor or permitted assign.

Section 9.4. Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 9.5. Controlling Law; Amendment.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to its choice of law rules. This Agreement shall not be amended, modified or supplemented except by written agreement of the Purchaser and the Sellers.

Section 9.6. Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of New York (venued in Suffolk County) or the federal courts located in the State of New York (venued in the Eastern District), and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 9.6, and during the pendency of such dispute before such court, all actions, suits or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 9.6 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 9.7. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

Section 9.9. Counterparts.

This Agreement may be executed in two or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

Section 9.10. Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 9.11. Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing shall not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 9.12. Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties.

Section 9.13. Transaction Costs.

Except as provided above or as otherwise expressly provided herein, each Party shall each pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 9.14. Interpretation; Construction.

The term “Agreement” means this agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, as the same from time to time may be amended, modified, supplemented or restated and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Sellers or any of their respective employees, consultants, advisors or attorneys. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.15. Specific Performance.

The Parties hereto each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at Law. The Parties hereto agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement, (i) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or (ii) seek any other equitable relief; provided, that if either of the remedies in clause (i) or (ii) is sufficient to make such non-breaching Party or Parties whole, such Party or Parties will not be entitled to any other remedy.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLERS

/s/ Margaret Coffey
Name:	Margaret Coffey

/s/ Carol Kolar
Name:	Carol Kolar

COMPANIES

SOUTH SHORE HOME HEALTH SERVICE INC.

By:	/s/ Carol Kolar
Name:	Carol Kolar
Title:	President

ACARING HOME CARE, LLC

By:	/s/ Carol Kolar
Name:	Carol Kolar
Title:	Member/Manager

PURCHASER

ADDUS HEALTHCARE, INC.

By:	/s/ Mark S. Heaney
Name:	Mark S. Heaney
Title:	President & CEO